UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Atmos Energy Corporation

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Wednesday, February 3, 2016

December 21, 2015

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 3, 2016, at 9:00 a.m. Central Standard Time, at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review the affairs and progress of the Company during the past year and discuss the results of operations for the first quarter of our 2016 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card, over the Internet, by telephone or on the proxy card, as promptly as possible. If you received only a Notice in the mail or by email, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet or by telephone because it is more convenient and saves natural resources, as well as printing costs and postage fees.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best	Kim R. Cocklin
Chairman of the Board	Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075 on February 3, 2016, at 9:00 a.m. Central Standard Time for the following purposes:

1.	To elect the 12 directors named in the proxy statement for one-year terms expiring in 2017;

2.	To act upon a proposal to approve an amendment to our 1998 Long-Term Incentive Plan (“LTIP”) to provide for an increase of 2,500,000 shares in the number of shares of common stock reserved for issuance under the plan and an extension of the term of the plan for an additional five years;

3.	To act upon a proposal to approve an amendment to our Annual Incentive Plan for Management (“Incentive Plan”) to provide for an extension of the term of the plan for an additional five years;

4.	To ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for fiscal 2016;

5.	To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company for fiscal 2015 (“Say-on-Pay”);

6.	To act upon a proposal for a non-binding, advisory vote by the shareholders on the frequency of the advisory vote on Say-on-Pay (“Say-on-Frequency”) in future years; and

7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 10, 2015, will be entitled to notice of, and to vote at, our meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record may vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and mailing it to us or (iv) by attending the annual meeting and voting in person. These various options for voting are described in the Notice or proxy card.

For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP, the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee (“RSP Trustee”). If you own shares through the RSP, only the RSP Trustee may vote your plan shares even if you attend the annual meeting in person. Your vote will remain confidential. If you do not instruct the RSP Trustee, the unvoted shares allocated to your account will be voted by the RSP Trustee in its discretion. In addition, State Street Bank and Trust Company, an affiliate of State Street Corporation, is the independent fiduciary for the RSP for the purpose of ensuring the confidentiality of the RSP participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the RSP Trustee to: Sydney Marzeotti, Vice President, State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111.

All shareholders who hold shares in “street name” in the name of a broker, bank or other nominee (“broker”) may submit your written votes through voting instruction forms provided by your brokers. If you hold shares in street name, you may also generally vote your proxy over the Internet or by telephone, in accordance with voting instructions provided by your broker. Brokers do not have the discretion to vote the shares of customers or clients who fail to provide voting instructions on any of the proposals listed above, except the proposal to ratify the Audit Committee’s appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal 2016. Therefore, if you do not provide instructions to your broker to vote your shares, the broker may vote your shares only on that one proposal at our annual meeting. In addition, if you own your shares in street name and you intend to vote in person at the meeting, you must first obtain a legal proxy from your broker and bring it to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card or on our website at www.atmosenergy.com under the “Investors” tab.

By Order of the Board of Directors,

Louis P. Gregory
Senior Vice President, General Counsel and Corporate Secretary

December 21, 2015

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PROXY STATEMENT OVERVIEW

This overview provides only highlights of information contained elsewhere in this proxy statement to assist you in reviewing the proposals to be acted upon at our annual meeting of shareholders. Please read the entire proxy statement before voting because this overview does not contain all the information you should consider.

Fiscal 2015 Financial Highlights

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We have continued to deliver strong financial results, generating net income of $315.1 million, or $3.09 per diluted share, representing over a 4% increase compared to fiscal 2014 and over a 17% increase compared to fiscal 2013.

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We have also continued to deliver outstanding positive returns to our shareholders, generating total shareholder returns (stock price appreciation and reinvested dividends) (“TSR”) as shown in the following chart:

(a)	The Atmos Energy peer group used in this graph is the same peer group that was used in determining the level of performance under our incentive compensation plans and is comprised of the following companies: AGL Resources Inc.; CenterPoint Energy, Inc.; CMS Energy Corporation; NiSource Inc.; ONE Gas, Inc.; Piedmont Natural Gas Company, Inc.; Questar Corporation; TECO Energy, Inc.; The LaClede Group, Inc; Vectren Corporation and WGL Holdings, Inc.

•	The indicated annual dividend is $1.68 for fiscal 2016, which represents almost an 8% increase over fiscal 2015 and is the 28th consecutive year of annual dividend increases for the Company.

Highlights of Executive Compensation Program

Objectives of Program

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Total direct compensation (base salary, annual incentive compensation and the value of long-term compensation granted) paid to named executive officers each year is designed to be targeted at the 50th percentile of competitive market practice, if performance targets are reached.

•	Stock-based incentive plans and share ownership guidelines are utilized to align the interests of our named executive officers with those of our shareholders.

•	The use of perquisites and other personal benefits for named executive officers is limited.

No Changes to Executive Compensation Program in Fiscal 2015

Our shareholders overwhelmingly approved the compensation of our named executive officers for fiscal 2014 at our 2015 annual meeting of shareholders, with over 94 percent of the shares voted in favor of such compensation. Accordingly, the Human Resources Committee (“HR Committee”) and our Board decided not to change our executive compensation decisions and policies over the last fiscal year.

Promotions of Named Executive Officers Subsequent to the End of Fiscal 2015

Effective October 1, 2015, Kim R. Cocklin, President and designated Chief Executive Officer, was appointed to the newly-created stand-alone position of Chief Executive Officer (“CEO”). In addition, Michael E. Haefner, Executive Vice President, was appointed as President and Chief Operating Officer (“COO”) and Marvin L. Sweetin, Senior Vice President, Utility Operations, was appointed as Senior Vice President, Safety and Enterprise Services.

Compensation of Chief Executive Officer

The Board awarded our CEO, Kim R. Cocklin, in addition to his base salary of $938,580 earned during fiscal 2015, an amount of annual and long-term incentive compensation for fiscal 2015 that was commensurate with our business results and pay-for-performance philosophy. Such compensation included an annual incentive cash award of $1,207,952 and long-term equity compensation awards with a total value of $2,055,406 during fiscal 2015. Consistent with our executive compensation philosophy, a majority of Mr. Cocklin’s total direct compensation of $4,201,938 for fiscal 2015 was incentive-based and at risk, as illustrated by the following chart:

Compensation of Other Named Executive Officers

Consistent with its approach to the compensation of our CEO, the Board awarded each of our other named executive officers an amount of annual and long-term incentive compensation for fiscal 2015 that was also commensurate with our business results and pay-for-performance executive compensation philosophy. A significant portion of each of their amounts of total direct compensation for fiscal 2015 was also incentive-based and at risk, as shown on the following table and as illustrated by the chart below:

Name and Principal Position	Fiscal 2015 Base Salary	Fiscal 2015 Short- Term Cash Incentive Award	Fiscal 2015 Long-Term Equity Compensation Awards Value	Fiscal 2015 Total Direct Compensation
Michael E. Haefner Executive Vice President	$426,689	$396,607	$609,221	$1,432,517

Bret J. Eckert Senior Vice President and Chief Financial Officer	$422,566	$362,562	$501,050	$1,286,178

Marvin L. Sweetin Senior Vice President, Utility Operations	$357,449	$281,134	$413,397	$1,051,980

Louis P. Gregory Senior Vice President, General Counsel and Corporate Secretary	$372,835	$293,235	$416,182	$1,082,252

Proposals to Be Voted On By Our Shareholders

Proposal One—Election of Directors

You will find in this proxy statement important information about the qualifications, skills and experience of each of the 12 director nominees that you are being asked to elect at our annual meeting of shareholders. Our Nominating and Corporate Governance Committee (“Nominating and CG Committee”) performs an annual assessment of the performance of each member of the Board of Directors to ensure that our directors have the qualifications, skills and experience to continue to serve effectively. The committee has determined that all of our current directors possess the qualifications, skills, experience and other qualities important to the continued success of the Company. Accordingly, our Board recommends that our shareholders vote in favor of each nominee for re-election.

Proposal Two—Approval of Amendment to 1998 Long-Term Incentive Plan

You are being asked to approve an amendment to our LTIP to increase the number of shares of common stock reserved for issuance under the LTIP by 2,500,000 and extend the term of the plan for an additional five years until September 30, 2021. The LTIP is the primary vehicle that the Company utilizes to award appropriate equity awards to our named executive officers, other members of our management, and key personnel commensurate with Company financial performance on a long-term basis. The Board of Directors believes that the LTIP will continue to accomplish its primary purpose of motivating employees using performance-related incentives linked to long-term performance goals and the interests of our shareholders and customers. Accordingly, our Board recommends that our shareholders vote in favor of this proposal.

Proposal Three—Approval of Amendment to Annual Incentive Plan for Management

You are also being asked to approve an amendment to our Incentive Plan to extend the term for an additional five years, which if approved, will mean that the Incentive Plan will expire September 30, 2021. Along with the LTIP, the Incentive Plan represents an integral part of our overall compensation program. The Board of Directors believes that the Incentive Plan has been and will continue to be an effective incentive-based portion of the Company’s balanced and competitive overall compensation program and that it will continue to accomplish its primary purpose of attracting, motivating and retaining our named executive officers and other members of management and key personnel. Accordingly, our Board recommends that our shareholders vote in favor of this proposal.

Proposal Four—Ratification of Appointment of our Independent Registered Public Accounting Firm

You will also find in this proxy statement important information about our independent registered public accounting firm, Ernst & Young LLP. We believe Ernst & Young continues to provide high quality professional services to the Company. Our Board of Directors recommends that shareholders vote in favor of ratification of the firm’s appointment by the Audit Committee for fiscal 2016.

Proposal Five—Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)

Our shareholders again have the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers for fiscal 2015. Since it was first recommended by our shareholders at our 2011 annual meeting, we have provided our shareholders with an annual opportunity to vote on executive compensation. We were pleased that at last year’s annual meeting, over 94 percent of our shareholders voted to approve the compensation of our named executive officers for fiscal 2014. In evaluating this Say-on-Pay proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the HR Committee and our Board arrived at decisions concerning our fiscal 2015 executive compensation. Our Board of Directors recommends that our shareholders approve, on an advisory basis, the compensation of our named executive officers for fiscal 2015.

Proposal Six—Advisory Vote on Frequency of Vote on Say-on-Pay (“Say-on-Frequency”)

Our shareholders again have the opportunity at the 2016 annual meeting to cast a non-binding advisory vote on their desired frequency of casting their advisory votes on the Say-on-Pay proposal (every one, two or three years or abstain). The Board believes that giving our shareholders the right to cast their votes on the Say-on-Pay proposal every year is a good corporate governance practice and is in the best interests of our shareholders, by allowing them to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year. Our Board of Directors recommends that our shareholders select the one year option for casting their advisory vote on the Say-on-Frequency proposal.

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2016 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February  3, 2016

GENERAL MEETING MATTERS

Date, Time, Place and Purpose of Meeting

Our 2016 annual meeting of shareholders will be held on February 3, 2016, at 9:00 a.m. Central Standard Time at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075. The purpose of the 2016 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as “Atmos Energy,” the “Company,” “our,” “us” or “we” in this proxy statement.

Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet, rather than mailing paper copies of the materials (including our Summary Annual Report and Annual Report on Form 10-K for fiscal 2015) to each shareholder. If you received only a Notice by mail or email, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the mailing of the Notice to our shareholders will commence on or about December 21, 2015 and will be sent by email to our shareholders who have opted for such means of delivery on or about December 23, 2015.

Revocability and Voting of Proxies

Any shareholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (i) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone; (ii) notifying our Corporate Secretary in writing before the meeting or (iii) voting in person at the meeting. Any shareholder owning shares in street name who wishes to revoke voting instructions previously given to a broker should contact such broker for further instructions. Any shareholder who holds our shares as a participant in the RSP and who wishes to revoke voting instructions previously given to the RSP Trustee may submit new voting instructions by re-voting his or her proxy card or by written notice to the RSP Trustee on or before February 2, 2016 at the following address: Atmos Energy Qualified Retirement Plans and Trusts Committee, Attn: Phillip Allbritten, Legal Dept., P.O. Box 650205, Dallas, TX 75265-0205.

An independent inspector of election will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If you are a shareholder of record and give us your signed proxy, but do not specify how to vote on any particular proposal, we will vote your shares in favor of the nominees for the election of directors (see “Proposal One—Election of Directors,” beginning on page 17); in favor of the proposal to amend our LTIP (see “Proposal Two—Approval of Amendment to the 1998 Long-Term Incentive Plan,” beginning on page 31), in favor of the proposal to amend our Incentive Plan (see “Proposal Three—Approval of Amendment to the Annual Incentive Plan for Management,” beginning on page 37), in favor of the proposal to ratify the Audit Committee’s appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2016 (see “Proposal Four—Ratification of Appointment of Independent Registered Public Accounting Firm,” beginning on page 40); in favor of the advisory proposal to approve executive compensation for fiscal 2015 (see “Proposal Five—Non-Binding, Advisory Vote on Approval of Executive Compensation,” beginning on page 43) and select the one-year vote frequency on the advisory proposal regarding the frequency of vote on the approval of executive compensation (see “Proposal Six—Non-Binding, Advisory Vote on Frequency of Advisory Vote on Approval of Executive Compensation,” beginning on page 44).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. It is expected that these materials will be first sent to our shareholders on or about December 21, 2015. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers for forwarding proxies and proxy materials to their principals. We will ask brokers to prepare and send a Notice to each of their customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow”) will assist us in the solicitation of proxies. We will pay approximately $7,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 10, 2015, our record date, there were 102,051,257 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice, only shareholders of record at the close of business on December 10, 2015 will be entitled to vote at the meeting with each share being entitled to one vote.

Quorum Requirement

In accordance with Texas and Virginia law, our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, a paper copy of this proxy statement and other proxy materials have been sent to your broker. You may have received this proxy statement directly from your broker, together with a voting instruction form as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instruction form to your broker. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are considered “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without having received voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote. Proposals One, Two, Three, Five and Six are considered non-routine proposals; therefore, brokers may vote on these proposals only if voting instructions are provided by the owner of the shares. Only Proposal Four, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2016, is considered a routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on this proposal, even if no voting instructions are provided by the owner of the shares.

For Proposals One through Five, the number of votes required for approval is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for these proposals. For Proposal Six, the Non-Binding, Advisory Vote on Frequency of Advisory Vote on Approval of Executive Compensation, the selection of the frequency vote receiving the most votes will be considered as receiving approval. Abstentions and broker non-votes will have no effect on the vote for Proposal Six. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, in accordance with Texas and Virginia law, under our bylaws, the number of votes required for the approval of a proposal is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for these proposals. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Robert W. Best, Chairman of the Board and Nancy K. Quinn, Lead Director and Chair of the Audit Committee.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with, and pursuant to, the corporate governance standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines (“Guidelines”), which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk, and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to

(i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have also provided to our directors, officers, other employees, customers and any other member of the public a toll-free compliance hotline and a website by which they may report on an anonymous basis any observation of unethical behavior or any suspected violations of our Code of Conduct. In addition, the Board has adopted and periodically updated the charters for its Audit Committee, HR Committee, and Nominating and CG Committee. All of the foregoing documents are posted on the Corporate Governance page under the Investors tab of our website at www.atmosenergy.com.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance standards. In accordance with rules of the SEC and the NYSE, as well as our Guidelines, to be considered independent, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. To assist it in making its determination of the independence of each of its members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws, as well as anyone else (other than any domestic employees) who shares such director’s home. The Standards and our Guidelines are posted on the Corporate Governance page of our website at www.atmosenergy.com.

Based on its review of the Standards, as well as applicable SEC rules and regulations, NYSE corporate governance standards, and taking into consideration all business relationships between the Company and each non-employee director and non-employee director nominee, the Board has concluded that none of such relationships are material, other than the relationship with Messrs. Best and Springer described below. Accordingly, the Board has affirmatively determined that Ms. Quinn, Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable, Sampson and Ware are independent members of the Board. In addition, the Board has affirmatively determined that each member of the Audit Committee, HR Committee and Nominating and CG Committee are independent under the Standards, as well as applicable SEC rules and regulations and NYSE corporate governance standards.

In recommending to the Board that each non-employee director be found independent, other than Mr. Best, who was an executive officer of the Company until April 1, 2013, and Mr. Springer, for the reasons described below, the Nominating and CG Committee reviewed and considered the following transactions, relationships or arrangements during the past three fiscal years, as discussed below. All matters described below fall within the Standards, including the monetary thresholds set forth in such Standards. Such matters are more fully discussed below under “Related Person Transactions.”

•	Mr. Ware is chairman and president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us; and

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Several of our other directors either are natural gas customers or are affiliated with businesses that are natural gas customers of the Company in the ordinary course of business, including Mr. Esquivel, who is affiliated with UT Southwestern Medical Center.

Because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young, our independent registered public accounting firm, the Board has determined that Mr. Springer may not be considered independent from the Company under the Standards. However, Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on Ernst & Young’s independence as our independent registered public accounting firm. Further, Mr. Springer does not serve on our Audit Committee, HR Committee or Nominating and CG Committee.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons may present potential or actual conflicts of interest, our Board has adopted and periodically reviews written guidelines with respect to related person transactions. For purposes of these guidelines, a reportable “related person transaction” is a transaction between the Company and any “related person” (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) where such “related person” has or will have a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent (5%) of the Company’s common stock or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, children, siblings, in-laws and anyone else (other than any domestic employees) sharing such person’s home.

Under the guidelines, all named executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Named executive officers, directors and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

The Nominating and CG Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction. However, if advance committee approval of a related person transaction is not feasible, then it shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director is allowed to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the transaction to the committee. If a related person transaction will be ongoing, the committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the committee, on at least an annual basis, will review and assess ongoing relationships with the related person to see that they remain in compliance with the committee’s related person transactions guidelines and that the related person transaction remains appropriate. In addition, the committee will periodically review the related person transactions guidelines to determine if changes or modifications may be appropriate.

The committee also makes a recommendation to the Board as to whether an identified transaction is required to be reported as a related person transaction under SEC rules. Under SEC rules, certain transactions are deemed not to involve a material interest and thus are not reportable (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In determining materiality for this purpose, information is considered material if, in light of all the facts and circumstances of the transaction, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of the Company’s common stock. The types of transactions specified below, which are pre-approved by the committee, are presumed not to involve a material interest.

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Transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year for which data is publicly available;

•

Charitable contributions made directly or indirectly, through a donor advised fund or foundation, in the ordinary course of business to a foundation, university or other charitable organization, for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;

•

Employment by the Company of a family member of a named executive officer, provided the named executive officer does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member; and

•

Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee reviewed all business transactions during fiscal 2015 between the Company and companies for which related persons serve as employees or directors, including the transactions described below, which represent the only significant transactions of this type during fiscal 2015. In addition, as discussed above under “Independence of Directors,” the committee noted the relationship which Mr. Springer has with our independent registered public accounting firm, Ernst & Young, through his son-in-law who is a partner with such firm. The total amount of fees paid to Ernst & Young during fiscal 2015 was $3,425,000, as more particularly described under “Audit and Related Fees” on page 40 below.

In addition, Mr. Springer has a son employed by ConocoPhillips in a non-officer capacity in its commercial group. For the 2015 fiscal year, the Company’s marketing and trading affiliate, Atmos Energy Marketing, LLC (“AEM”), both purchased natural gas from and sold natural gas to ConocoPhillips for the benefit of AEM’s customers with the total amount of net purchases equal to about $4,017,000. All such purchases and sales with ConocoPhillips were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The total amount of transactions between AEM and ConocoPhillips during fiscal 2015 represents less than two percent (2%) of the gross revenues of ConocoPhillips for that period. Because these transactions with ConocoPhillips fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

Mr. Esquivel is Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas (“UT Southwestern”). For the 2015 fiscal year, the Company received total revenues from UT Southwestern of approximately $5,124,000. A total of approximately $4,020,000 in revenues was received from UT Southwestern for natural gas purchased from AEM, with the remainder of approximately $1,104,000 in revenues being received for natural gas distribution and transportation services provided to UT Southwestern. All such services provided to UT Southwestern, including the sales of natural gas by AEM, were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The committee has received written confirmation from UT Southwestern that the total amount of revenues received by the Company from UT Southwestern during fiscal 2015 represents less than two percent (2%) of the gross revenues of UT Southwestern for that period. Because these transactions with UT Southwestern fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

As noted above, in the discussion on the independence of our directors, Mr. Ware is chairman and president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us. During fiscal 2015, we paid a total of about $209,000 to Amarillo National Bank for these services, which amount is reasonable and customary for these types of services and such services are substantially on the same terms as comparable transactions with third parties. The committee has received written confirmation from the Amarillo National Bank that such amount represents less than two percent (2%) of the gross revenues of the Bank for the applicable period. Because these transactions with Amarillo National Bank fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

State Street Corporation (“State Street”), The Vanguard Group, Inc. and BlackRock, Inc. are each the beneficial owners of more than five percent (5%) of the Company’s common stock outstanding (see “Beneficial Ownership of Common Stock,” beginning on page 29). However, only State Street and its affiliates provided services to the Company or our Master Retirement Trust (“Master Trust”) during fiscal 2015. State Street: (i) acted as trustee of several benefits plans and trusts; (ii) provided fiduciary services for one benefits plan; and (iii) provided payment processing services for several benefits plans and trusts, for which the Company paid a total of approximately $170,000 in fees during fiscal 2015. For the Master Trust, State Street: (i) acted as trustee; (ii) provided fiduciary services for one benefits plan; (iii) provided payment processing services for two benefits plans whose assets are held in the Master Trust; and (iv) provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $340,000 in fees during fiscal 2015. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.

Finally, Mr. Best, our Chairman of the Board, has a son-in-law employed by the Company in a non-executive officer position. The total value of the family member’s compensation for fiscal 2015, including base salary, incentive compensation and equity awards appropriate for his position, exceeds the SEC’s reporting threshold for disclosure of $120,000 per fiscal year. However, consistent with our guidelines on related person transactions, the committee determined such relationship was not material.

The committee also reviewed all other transactions between the Company and other related persons, and determined that the transactions described above represent the only significant transactions of this type during fiscal 2015. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review or where such policies and procedures were not followed.

Board Leadership Structure

The Company’s bylaws and Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. The current leadership structure is based on the experienced leadership provided by a Chairman of the Board (currently Mr. Best) and a full-time CEO (currently Mr. Cocklin), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure. A combined Chairman and CEO Board leadership structure has previously worked well for the Company and its shareholders and may do so in the future.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, HR Committee and Nominating and CG Committee of the Board, and all standing Board committees, other than the Executive Committee, are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board outside the presence of the Chairman, the CEO or any other Company employee, and they generally meet in a private session with the Chairman and the CEO and COO at regularly scheduled Board meetings.

Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director performs the following duties: (i) presides at all meetings of the Board at which the Chairman is not present; (ii) presides at all meetings of the independent directors or non-management directors in executive sessions as may be necessary; (iii) coordinates and develops the agenda for executive sessions of the independent directors or non-management directors; (iv) approves meeting agendas for the Board; (v) approves Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) acts as liaison between the Chairman and the independent directors regarding business, management or other issues; (vii) approves information that is sent to the Board; (viii) discusses the results of the performance evaluation of the CEO with the chair of the HR Committee; (ix) along with the chair of the HR Committee, reports to the CEO the results of the performance evaluation and (x) identifies and develops with the Chairman and the CEO along with the chair of the Nominating and CG Committee, the Board’s compositional needs and criteria for the selection of candidates to serve as directors. In performing the duties described above, the Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors; and if requested by major shareholders, will ensure that she or he is available for consultation and direct communication.

Our Board of Directors has the responsibility for risk oversight of the Company as a whole. However, the Board has delegated primary risk oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with all legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. KPMG LLP (“KPMG”) which serves as the Company’s internal auditor, presents a report to the Audit Committee at its regularly scheduled quarterly meetings on its internal audit activities. The report includes the audit activities performed the previous quarter, which address the key business risks identified by the Audit Committee, including evaluations and assessments of internal controls and procedures.

The Board has charged the HR Committee with ensuring that our executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to our business and do not encourage or reward excessive risk-taking by our executives. See the discussion in “Compensation Risk Assessment,” beginning on page 57, for more information on the specific processes used by the HR Committee to assess the risk profile of our compensation programs. The Nominating and CG Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. In addition, we believe that the current leadership structure of the Board supports effective oversight of the Company’s risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board as led by the Chairman, the CEO and the Lead Director.

Lead Director and Communications with Directors

In accordance with the corporate governance standards of the NYSE, the independent directors of the Board have designated Ms. Quinn as the Lead Director at all meetings of both independent directors and non-management directors, which meetings will continue to be held by the Board on a regular basis. Shareholders and other interested parties may communicate with the Lead Director, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by email at boardofdirectors@atmosenergy.com. Our Senior Vice President, General Counsel and Corporate Secretary, Louis P. Gregory, receives all such communications initially and forwards the communications to Ms. Quinn, as Lead Director, or another individual non-management director, if applicable, as he deems appropriate. Interested parties may also contact by email our directors who are members of management, Kim R. Cocklin, CEO at kim.cocklin@atmosenergy.com and Michael E. Haefner, President and COO at mike.haefner@atmosenergy.com. Messrs. Cocklin and Haefner may also be reached by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205 or by telephone at 972-934-9227.

Committees of the Board of Directors

Executive Committee.    This committee consists of the Chairman of the Board and the chairs of each of our standing committees. Current members of the Executive Committee are Ms. Quinn, Dr. Meredith and Messrs. Best, Gordon and Ware. Mr. Best serves as chair of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the

Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held one meeting during fiscal 2015.

Audit Committee.    The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee consists of Ms. Quinn and Messrs. Esquivel, Grable, Sampson and Ware, with Ms. Quinn serving as chair of the committee. As discussed in “Independence of Directors,” beginning on page 9, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee. The Audit Committee oversees our accounting and financial reporting processes and procedures, reviews the scope and procedures of the internal audit function, appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held four meetings during the last fiscal year and has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website at www.atmosenergy.com.

Human Resources Committee.    This committee consists of Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable and Sampson, with Mr. Gordon serving as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy, and specific compensation recommendations for the CEO, as well as our other officers and division presidents. This committee retained the consulting firm of Pay Governance LLC (“Pay Governance”) during fiscal 2015 to serve as its executive compensation consultant, which was directly accountable to the committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our CEO, as well as other officers and division presidents. This committee also administers our LTIP and the Incentive Plan. During the last fiscal year, the committee held three meetings. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website at www.atmosenergy.com.

Nominating and Corporate Governance Committee.    This committee consists of Ms. Quinn, Dr. Meredith and Messrs. Douglas, Gordon and Ware, with Mr. Ware serving as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board which may occur from time to time, and oversees all of our corporate governance matters. The committee held two meetings during the last fiscal year. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website at www.atmosenergy.com.

Work Session/Annual Meeting Committee.    This committee consists of Dr. Meredith and Messrs. Douglas, Grable, Springer and Ware, with Dr. Meredith serving as chair of the committee. This committee selects the site and plans the meeting and agenda for the work session meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the committee held two meetings.

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being declared as independent under the NYSE corporate governance standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert,” within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than any domestic employee) who shares the director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Audit committee financial experts must have the following five additional attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and audit committee financial expert requirements previously discussed, as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements of the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn, Mr. Sampson and Mr. Ware each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. This designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Independence of Human Resources Committee Members

The Board has affirmatively determined that each member of the HR Committee has no relationship to the Company which is material to that director’s ability to be independent from management of the Company in connection with the duties of an HR Committee member. In doing so, the Board considered all factors set forth in the NYSE corporate governance standards (and any exceptions thereto) and any other relevant factor, including, but not limited to (i) the source of all compensation paid by the Company to each member of the HR Committee during fiscal 2015, including any consulting, advisory, or other compensatory fees and (ii) whether each HR Committee member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    As discussed above, the members of the HR Committee during the last fiscal year were Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable and Sampson. None of the HR Committee members were, during fiscal 2015 or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there was no interlocking relationship between any named executive officer of the Company and any other corporation during fiscal 2015.

Attendance at Board Meetings and Annual Meeting of Shareholders.    During fiscal 2015, our Board held nine meetings and each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of the Board attended our annual meeting of shareholders in person on February 4, 2015. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

The Board is nominating Ms. Quinn, Dr. Meredith and Messrs. Best, Cocklin, Douglas, Esquivel, Gordon, Grable, Haefner, Sampson, Springer and Ware to continue serving as directors whose one-year terms will expire in 2017. All nominees were recommended for nomination by the Nominating and CG Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. In addition, the Nominating and CG Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent (5%) of our common stock for at least one year.

The names, ages, biographical summaries and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 19. Each of the nominees has consented to be a nominee and to serve as a director if elected. If we receive proxies that are signed but do not specify how to vote, we will vote those shares FOR all of the nominees. In accordance with Texas and Virginia law, to be elected as a director, our bylaws require a nominee to receive the vote of a majority of the shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present. Abstentions will have the same effect as an “against” vote for each nominee for director, but, as discussed above, broker non-votes will have no effect on the vote for any nominee.

Procedures for Nomination of Candidates for Director

There are no differences in the manner in which the Nominating and CG Committee evaluates nominees for director based on whether or not the nominee is presented by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed below. According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 15, 2016, the 25th day following the day on which notice of the meeting is to be sent, December 21, 2015. Our principal executive offices are located at Three Lincoln Centre, Suite 1800, 5430 LBJ Freeway, Dallas, Texas 75240. If no nominations are so made, only the nominations made by the Board of Directors may be voted upon at the 2016 annual meeting.

Each notice of a director nomination should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules and regulations. A signed statement from the nominee should accompany the notice of nomination indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Qualifications for Directors

The Nominating and CG Committee uses a variety of methods to identify nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Guidelines posted on the Corporate Governance page of our website at www.atmosenergy.com.

Based on the Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of our business environment; and a willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives, and plans and strategies of a corporation or organization of our stature; results of operations and financial condition of an organization and of any significant subsidiaries or business segments; and a relative understanding of an organization and its business segments in relation to its competitors.

The Board is committed to diversified membership and does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. Although the Board has not established a formal policy on diversity, the Board and the committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Guidelines provide that the committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board of Directors in the context of the then current makeup of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence and other criteria that the committee or the full Board finds to be relevant. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

Nominees for Director

Each of the following current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2017.

Robert W. Best, Chairman of the Board of Atmos Energy since April 2013; formerly Executive Chairman of the Board of Atmos Energy from October 2010 through March 2013 and Chairman of the Board and Chief Executive Officer of Atmos Energy from October 2008 through September 2010; currently a director of Associated Electric & Gas Insurance Services Limited. Mr. Best, 69, has been a director of Atmos Energy since 1997.

Mr. Best led the senior management team of Atmos Energy from March 1997 until his retirement as the Executive Chairman in April 2013. Prior to joining Atmos Energy, Mr. Best had an extensive background in the natural gas industry, especially in the interstate pipeline, gas marketing and gas distribution segments of the industry, while serving in leadership roles at Consolidated Natural Gas Company, Transco Energy Company and Texas Gas Transmission Corporation during his almost 40-year career. Mr. Best also has outside board experience as a member of the boards of the Maguire Energy Institute in the Cox School of Business at Southern Methodist University, Associated Electric & Gas Insurance Services Limited and the Gas Technology Institute, with leadership experience as chairman of the boards of Atmos Energy, the American Gas Association, the Southern Gas Association and the Dallas Regional Chamber of Commerce. Mr. Best’s knowledge and expertise in the energy industry and leadership abilities developed while with Atmos Energy, other energy companies and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Best to continue serving as a director of Atmos Energy.

Kim R. Cocklin, Chief Executive Officer of Atmos Energy since October 1, 2015; formerly President and Chief Executive Officer of Atmos Energy from October 2010 through September 2015 and President and Chief Operating Officer of Atmos Energy from October 2008 through September 2010. Mr. Cocklin, 64, has been a director of Atmos Energy since 2009.

Mr. Cocklin was promoted to Chief Executive Officer on October 1, 2015, after having led Atmos Energy as President and Chief Executive Officer from October 2010 through September 2015. Mr. Cocklin has served on the Company’s senior management team since June 2006, having served as President and Chief Operating Officer from October 2008 through September 2010, Senior Vice President, Regulated Operations from October 2006 through September 2008 and Senior Vice President from June 2006 through September 2006. Mr. Cocklin has over 32 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. In addition, Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association. Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

Richard W. Douglas, Executive Vice President of Jones Lang LaSalle LLC in Dallas, Texas since July 2008. Mr. Douglas, 68, has been a director of Atmos Energy since 2007.

Mr. Douglas has gained leadership experience with Jones Lang LaSalle LLC, a global real estate management and investment firm and developed business and strategic planning expertise while at The Staubach Company, a nationally renowned real estate brokerage and services firm with international partnerships. Mr. Douglas also possesses outside board experience on numerous civic and nonprofit boards such as the United Way of Metropolitan Dallas and the Greater Dallas Chamber of Commerce. As a result of Mr. Douglas’ experience as a leader in commercial real estate and numerous non-profit community organizations, his expertise in business and strategic planning, as well as his exhibition of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Douglas to continue serving as a director of Atmos Energy.

Ruben E. Esquivel, Vice President for Community and Corporate Relations of UT Southwestern Medical Center in Dallas, Texas since December 1995. Mr. Esquivel, 72, has been a director of Atmos Energy since 2008.

Mr. Esquivel has led the community and corporate relations efforts for UT Southwestern, one of the nation’s leading academic medical and research institutions, for over 20 years. During his previous 34-year career with AVO International, a manufacturer of test and measurement equipment for electrical power applications, including his service for over nine years as Chief Executive Officer, Mr. Esquivel gained valuable leadership and managerial experience. Mr. Esquivel also has served as a leader on the boards of publicly-held and non-profit organizations, including his past appointment as chairman of the Texas Guaranteed Student Loan Corporation, and chairman of several boards including the Dallas County Hospital District, North Texas Commission and YMCA of Metropolitan Dallas. As a result of his business and leadership experience with AVO International, UT Southwestern and as well as leadership experience on the boards of other publicly-held and non-profit corporations, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Esquivel to continue serving as a director of Atmos Energy.

Richard K. Gordon, General Partner of Juniper Capital LP in Houston, Texas since March 2003, General Partner of Juniper Energy LP in Houston, Texas since August 2006, and co-founder of Juniper Capital II in September 2014; currently a director of ExoStat Medical, Inc. Mr. Gordon, 66, has been a director of Atmos Energy since 2001.

For private equity funds Juniper Capital LP, Juniper Energy LP, and Juniper Capital II, Mr. Gordon has been responsible for managing various portfolios that collectively include power generation, mineral, oil and gas, natural gas gathering and oilfield services assets. Prior to working with Juniper Capital and Juniper Energy, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies. Based upon his extensive business experience in investment banking and the energy industry and his in-depth leadership experience, including chairing the HR Committee, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.

Robert C. Grable, founding Partner, Kelly Hart & Hallman LLP in Fort Worth, Texas since April 1979. Mr. Grable, 69, has been a director of Atmos Energy since 2009.

Mr. Grable possesses advanced leadership skills developed as partner and one of seven founders of Kelly Hart & Hallman LLP, a large regional law firm. Mr. Grable has extensive experience in representing companies in the oil and gas industry, having represented oil and gas producers, pipelines and utilities in transactions, regulatory matters and litigation, for over 39 years. Mr. Grable also has outside board experience as a Trustee of the University of Texas Law School Foundation and as an advisory board member for the local division of a global financial services firm. Mr. Grable is also a member of the McDonald Observatory and Astronomy Board of Visitors at the University of Texas at Austin. As a result of his extensive legal experience with clients in the energy industry and leadership experience with boards of for-profit and non-profit organizations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Grable to continue serving as a director of Atmos Energy.

Michael E. Haefner, President and Chief Operating Officer since October 1, 2015; formerly Executive Vice President from January 2015 through September 2015 and Senior Vice President, Human Resources from June 2008 to January 2015. Mr. Haefner, 55, has been a director of Atmos Energy since 2015.

Mr. Haefner was promoted to President and Chief Operating Officer on October 1, 2015 after advancing to the role of Executive Vice President in January 2015. Mr. Haefner has served on Atmos Energy’s senior management team since he joined the Company as its Senior Vice President, Human Resources in June 2008. Mr. Haefner served previously as Senior Vice President, Human Resources for Sabre Holdings Corporation. He has a 30 year work history with broad experience in dynamic industries and over half of his career has been in senior management and critical leadership positions. Mr. Haefner’s innovative initiatives, continued strengthening of the Company’s culture and leadership abilities developed while with Atmos Energy, other companies and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Haefner to continue serving as a director of Atmos Energy.

Thomas C. Meredith, Ed.D, President, Effective Leadership LLC, a consulting firm, from April 2009 to present. Dr. Meredith, 74, has been a director of Atmos Energy since 1995.

Dr. Meredith has exhibited leadership skills over the past 18 years through his roles as an administrative and financial consultant to university boards and presidents, Commissioner of Mississippi Institutions of Higher Learning, Chancellor of the University System of Georgia, Chancellor of the University of Alabama System, and President of Western Kentucky University. He also led an economic development task force for the State of Alabama, which led to the implementation of a major economic development plan for that state. Dr. Meredith is a recognized consultant in executive leadership and board development matters and he has experience in supervising executive level accounting staffs, which has added to his financial and macroeconomic knowledge and related skills. Dr. Meredith’s in-depth experience with management and strategic planning, his leadership abilities and his display of the attributes discussed in the “Qualifications for Directors” section have resulted in the Board’s nomination of Dr. Meredith to continue serving as a director of Atmos Energy.

Nancy K. Quinn, independent energy consultant in Key Biscayne, Florida since July 1996; currently a director of Helix Energy Solutions Group, Inc., a New York Stock Exchange company; formerly a director and chair of the audit committee of Endeavour International Corporation. Ms. Quinn, 62, has been a director of Atmos Energy since 2004.

Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 1996, Ms. Quinn held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has extensive corporate governance leadership experience as the lead director and chair of the audit committee of Atmos Energy, and as a member of the board of Helix Energy Solutions Group. Ms. Quinn was also previously a member of the boards of Endeavour International, Louis Dreyfus Natural Gas Corp. and DeepTech International Inc. The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, to continue serving as a director of Atmos Energy.

Richard A. Sampson, General Partner and Founder of RS Core Capital, LLC, a registered investment advisory firm since January 2013; formerly Managing Director and Client Adviser of JPMorgan Chase & Co. in New York, San Francisco and Denver from May 2006 to May 2012. Mr. Sampson, 65, has been a director of Atmos Energy since 2012.

Mr. Sampson held numerous senior leadership positions with JPMorgan Chase, a global financial services firm, through which he gained extensive knowledge of portfolio management, investment concepts, strategies and analytical methodologies. Mr. Sampson’s experience of over 28 years in investment management has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities and a solid understanding of state and federal laws, regulations and policies. In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in investment management and his knowledge of complex financial transactions, has led the Board to nominate Mr. Sampson to continue to serve as a director of Atmos Energy.

Stephen R. Springer, retired. Formerly a director of DCP Midstream Partners, LP, a New York Stock Exchange company. Mr. Springer, 69, has been a director of Atmos Energy since 2005.

Mr. Springer’s professional career includes 32 years of experience in the regulated and nonregulated energy industry, while holding leadership roles at Texas Gas Transmission Corporation, Transco Energy Company and The Williams Companies. Mr. Springer’s knowledge of the natural gas industry is based on his experience in the natural gas transmission, marketing, supply, transportation, business development, distribution and gathering and processing segments of the industry. Mr. Springer also has outside board experience as a member of the boards of DCP Midstream Partners, LP, a New York Stock Exchange listed partnership, and the Indiana University Foundation. The Board has nominated Mr. Springer to continue serving as a director of Atmos Energy in light of his considerable experience in the natural gas industry, his leadership abilities developed while with The Williams Companies and service on the boards of other public companies, and non-profit institutions, as well as his exhibition of those attributes discussed in the “Qualifications for Directors” section.

Richard Ware II, Chairman and President of Amarillo National Bank in Amarillo, Texas since May 2014; formerly President of Amarillo National Bank from January 1982 to May 2014. Mr. Ware, 69, has been a director of Atmos Energy since 1994.

Mr. Ware has developed substantial knowledge of the financial services industry during his 44-year career with a nationally recognized banking institution. Mr. Ware has a strong background in assessing and overseeing complex financial matters, as well as leadership experience in supervising principal financial officers and experience on the audit or finance committees of Atmos Energy, Southwest Coca Cola Bottling Company and the board of trustees of Southern Methodist University. Due to his valuable insight into financial-related matters gained through his extensive banking industry experience and demonstrated leadership, particularly in his past and present directorships, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Ware to continue serving as a director of Atmos Energy.

The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

DIRECTOR COMPENSATION

Annual Compensation

As compensation for serving as a director during fiscal 2015, each of our non-employee directors received an annual retainer of $75,000, payable in advance on a quarterly basis. Mr. Best received an additional annual fee of $125,000, payable in advance on a quarterly basis, for the additional services he provided in connection with being the Chairman of the Board. In addition, our Lead Director, Ms. Quinn, received an additional annual fee of $25,000, also payable in advance on a quarterly basis, for additional services she provided in connection with being the Lead Director. As chair of the Audit Committee, Ms. Quinn was paid an additional annual fee of $9,000 for additional services provided in connection with her committee duties and responsibilities while the chairs of the remainder of the Board committees were each paid an additional annual fee of $8,500 for such additional services provided.

The Board of Directors makes the final determination, typically at its August meeting each year, on all non-employee director compensation, including without limitation, the annual retainer, additional annual fees for serving as Chairman, Lead Director and chairs of Board Committees, as well as long-term equity compensation. The Board makes its determination based on recommendations from the HR Committee, which is provided a report from its executive compensation consultant, Pay Governance, on competitive director compensation information, typically at its June meeting each year. The report includes a comprehensive review of director compensation programs of companies in the Company’s proxy peer group. The HR Committee may not delegate to any third party its authority to recommend non-employee director and executive officer compensation.

The Company also provides our non-employee directors the option to receive all or part of their director fees (in 10 percent increments) in Atmos Energy common stock through the LTIP in order to increase the proprietary interest of our non-employee directors in the Company’s long-term prospects and the strategic growth of our business. The common stock portion of the payment of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the fee that would have been paid to the non-employee director during a quarter divided by the fair market value (average of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of common stock may be issued; fractional shares are paid in cash. Two of our directors elected this option during fiscal 2015.

With respect to other director compensation matters, all directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director participates in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer fee or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10 percent increments). The Directors Plan is intended to encourage qualified individuals to accept nominations as directors of the Company and to better align the interests between the non-employee directors and the Company’s other shareholders.

The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter to be credited with interest at a rate equal to two and a half percent (2.5%) plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is payable monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company’s common stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s retirement, plan benefits paid from the cash account are paid in the form of cash. Plan benefits paid from the stock account are paid in the form of shares of common stock equal in number to whole share units in the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution. Each non-employee director also receives an annual grant of share units (currently 3,000 units) under the LTIP each year he or she serves on the Company’s Board of Directors. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year and are settled at the time of the director’s retirement, in the same manner as share units under the Directors Plan.

Share Ownership Guidelines

To create more of a direct linkage with the financial performance of the Company and to further align the interests of the members of the Board with those of our shareholders, the Board has adopted share ownership guidelines for our non-employee directors that are set forth in the Guidelines. Within five years of election to the Board, each non-employee director is required to acquire ownership of the Company’s common stock with a value equal to at least three times the amount of such director’s annual retainer. Share ownership positions include all shares held directly or indirectly by our non-employee directors as well as their share units held under our Directors Plan and the LTIP. All non-employee directors are in compliance with the Guidelines.

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2015:

Director Compensation for Fiscal Year 2015(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best	200,000	157,290	—	—	357,290
Richard W. Douglas	75,000	157,290	—	—	232,290
Ruben E. Esquivel	75,000	157,290	5,220	7,124	244,634
Richard K. Gordon	83,500	157,290	—	—	240,790
Robert C. Grable	75,000	157,290	—	—	232,290
Dr. Thomas C. Meredith	83,500	157,290	2,196	3,012	245,998
Nancy K. Quinn	109,000	157,290	3	4	266,297
Richard A. Sampson	75,000	157,290	—	—	232,290
Stephen R. Springer	75,000	157,290	—	—	232,290
Richard Ware II	83,500	157,290	—	—	240,790

(a)	No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2015.

(b)	Non-employee directors may defer all or a part of their annual cash retainer under our Directors Plan. During fiscal 2015, Ms. Quinn and Mr. Esquivel elected to defer a portion of their director fees (a total of $51,800), under such Plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Although Dr. Meredith did not participate in the deferred compensation feature of the Directors Plan in fiscal 2015, interest has continued to be paid monthly on the accumulated balance of the cash account associated with his participation in previous years.

Also, Mr. Grable elected to forego the receipt in cash of a total of 30 percent of his director fees ($22,500) and instead received shares of our common stock in fiscal 2015, while Mr. Ware elected to receive in lieu of cash a total of 70 percent of his director fees ($58,450) in common stock. These shares do not contain any restrictions and were awarded on the first trading day of the quarter in which such fees were earned at the fair market value on that date. As a result of such elections, a total of 428 shares were issued to Mr. Grable and 1,116 shares to Mr. Ware on the following dates and at the following fair market values during fiscal 2015: (i) October 1, 2014, with a fair market value of $47.67 per share; (ii) January 2, 2015, with a fair market value of $55.76 per share; (iii) April 1, 2015, with a fair market value of $55.21 per share and (iv) July 1, 2015, with a fair market value of $51.29 per share. Fractional shares were paid in cash.

(c)	The amounts in this column represent the fair market value on the date of grant, calculated in accordance with FASB ASC Topic 718 of the 3,000 share units awarded to each of our non-employee directors under our LTIP for service on the Board in fiscal 2015 on March 6, 2015 at a fair market value of $52.43 per share. The units granted must be held until retirement. As of the last day of fiscal 2015, no non-employee director held any stock options or unvested stock awards other than Mr. Best, who during his employment with the Company as Executive Chairman, was awarded 11,309 time-lapse RSUs on November 5, 2013, which amount includes the 20 percent value premium received pursuant to his election under the Incentive Plan to convert incentive compensation earned for fiscal 2013 to time-lapse RSUs granted under our LTIP.

(d)	The amounts in this column represent the amount of above-market interest earned during fiscal 2015 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)	The amounts in this column represent the market rate of interest accrued during fiscal 2015 on the accumulated amount of board fees deferred to a cash account, including deferrals made to the cash account in 2015. No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2015. All perquisites and other benefits were valued at the aggregate incremental cost to the Company.

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2015 and cumulative deferred compensation as of September 30, 2015:

Director Deferred Board Fees for Fiscal Year 2015

Name	Board Fees Deferred to Stock Account ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30 ($)
Ruben E. Esquivel	—	—	—	30,000	12,344	274,184
Dr. Thomas C. Meredith	—	3,211	55,688	—	5,208	110,675
Nancy K. Quinn	21,800	6,531	161,161	—	7	145

(a)	Ms. Quinn elected to receive 20 percent of her director fees in deferred stock for fiscal 2015. The $21,800 amount represents 417 share units received in fiscal 2015. Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value of the shares on the date earned. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service or a later date selected by the director.

(b)	Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values for fiscal 2015 were as follows: $54.32 on December 8, 2014; $52.33 on March 9, 2015; $51.48 on June 8, 2015 and $53.21 on September 8, 2015.

(c)	The amounts in this column represent interest earned during fiscal 2015 on the accumulated amount of board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2015, at a rate equal to the 10-year U.S. Treasury Note rate on the first day of each plan year (January 1) plus 250 basis points.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership with respect to each person known by us to be the beneficial owner of more than five percent (5%) of any class of our voting securities as of December 10, 2015:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	State Street Corporation(b) State Street Financial Center One Lincoln Street Boston, MA 02111	7,111,410	6.97
Common stock	The Vanguard Group, Inc.(c) 100 Vanguard Blvd. Malvern, PA 19355	6,750,476	6.61
Common stock	BlackRock, Inc.(d) 55 East 52nd Street New York, NY 10022	6,452,609	6.32

(a)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 10, 2015.

(b)	Based solely upon information contained in the most recently filed Schedule 13G, which was filed with the SEC on February 11, 2015, in which State Street reported that as of December 31, 2014, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and had shared voting and dispositive power with several of its affiliates over all 7,111,410 shares. State Street has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(c)	Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on February 10, 2015, in which The Vanguard Group, Inc. (“Vanguard”) reported that as of December 31, 2014, it held all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and had sole voting power over 74,818 shares, sole dispositive power over 6,691,658 shares and shared dispositive power over 58,818 shares. Based on the Schedule 13G/A, (i) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 58,818 shares as a result of its serving as investment manager of collective trust accounts, and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 16,000 shares as a result of its serving as investment manager of Australian investment offerings. Vanguard has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(d)	Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on January 30, 2015, in which BlackRock, Inc. reported that as of December 31, 2014, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and had sole voting power over 6,037,244 shares and sole dispositive power over all 6,452,609 shares. BlackRock Inc. has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

State Street is currently considered a related person under our related person transactions guidelines as a result of being a beneficial owner of more than five percent (5%) of our common stock outstanding. As discussed above under “Related Person Transactions,” State Street and its affiliates provide certain services to the Company and our Master Trust, including providing payment services for certain of our benefit plans, acting as trustee of our Master Trust and other benefits plans-related trusts, as well as providing investment management and payment processing services. Although Vanguard and BlackRock, Inc. are also each considered a related person under our related person transactions guidelines as a result of being a beneficial owner of more than five percent (5%) of our common stock outstanding, the Company engaged in no transactions with either of these firms during fiscal 2015.

Security Ownership of Management and Directors

The following table lists the beneficial ownership of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our chief executive officer, chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) and all our directors and executive officers as a group as of December 10, 2015. Except as otherwise noted, the directors, nominees and executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)		Percent (%) of Class(b)
Robert W. Best	624,488	(c)(d)
Kim R. Cocklin	307,229	(d)
Richard W. Douglas	32,612	(c)
Bret J. Eckert	18,852	(d)
Ruben E. Esquivel	24,477	(c)
Richard K. Gordon	51,855	(c)
Robert C. Grable	25,995	(c)
Louis P. Gregory	93,228	(d)
Michael E. Haefner	79,961	(d)
Dr. Thomas C. Meredith	55,944	(c)
Nancy K. Quinn	42,348	(c)
Richard A. Sampson	11,061	(c)
Stephen R. Springer	33,696	(c)
Marvin L. Sweetin	48,499	(d)
Richard Ware II	68,814	(c)
All directors, nominees and executive officers as a group (15 individuals)(b)(c)(d)	1,519,059		1.49

(a)	These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.

(b)	The percentage of shares beneficially owned by any individual does not exceed one percent (1%) of the class so owned.

(c)	Includes cumulative number of share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Best, 9,533 units; Mr. Douglas, 26,877 units; Mr. Esquivel, 23,477 units; Mr. Gordon, 41,855 units; Mr. Grable, 20,249 units; Dr. Meredith, 52,813 units; Ms. Quinn, 35,805 units; Mr. Sampson, 9,561 units; Mr. Springer, 32,696 units and Mr. Ware, 53,072 units.

(d)	Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Best, 11,309 units; Mr. Cocklin, 89,741 units; Mr. Eckert 17,245 units; Mr. Gregory, 32,993 units; Mr. Haefner, 35,691 units; and Mr. Sweetin, 32,218 units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC initial reports of ownership and reports of changes in their ownership in our common stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2015, all of our directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements.

Equity Compensation Plan Information

The following table sets forth the number of securities authorized for issuance under our equity compensation plans at September 30, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1998 Long-Term Incentive Plan	—	$ —	308,582

Total equity compensation plans approved by security holders	—	—	308,582
Equity compensation plans not approved by security holders	—	—	—

Total	—	$ —	308,582

PROPOSAL TWO—APPROVAL OF AMENDMENT TO

THE 1998 LONG-TERM INCENTIVE PLAN

Description of Plan

Background and Purpose.    Our shareholders are being asked to approve an amendment to our LTIP to (i) increase the number of shares reserved for issuance thereunder by 2,500,000 and (ii) extend the term for an additional five-year period, which if approved, will mean that the LTIP will expire on September 30, 2021. The LTIP is an integral part of our overall compensation program. The proposed amendment would provide the additional shares necessary to continue to attract, retain and reward the best available personnel for our positions of substantial responsibility. Accordingly, the Board believes that approval of the amendment to increase the number of shares of common stock reserved for issuance under the LTIP by 2,500,000 shares and extend the term of the plan for an additional five-year period is advisable and is in our best interests and the best interests of our shareholders.

The Board believes that it is in the best interests of the Company and our shareholders to continue to provide for an incentive plan under which stock-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the LTIP has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Code”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s CEO or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer, “CFO”), such compensation must qualify as “performance-based.”

One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the LTIP, each of these aspects is discussed below, and shareholder approval of this proposal to amend the LTIP will be deemed to constitute approval of each of these aspects of the LTIP for purposes of the approval requirements of Section 162(m). Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt “performance-based” compensation under Section 162(m). Furthermore, our HR Committee will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

The complete text of the LTIP, as amended and restated, is set forth in Appendix A to this proxy statement. The summary of the LTIP provided herein is qualified in its entirety by reference to Appendix A.

The LTIP represents an integral part of our compensation program for our officers, other key employees and non-employee directors. The Board of Directors originally adopted the LTIP in August 1998, which our shareholders approved in February 1999. Our shareholders also approved amendments to the LTIP in February 2002, February 2007 and February 2011, primarily to add shares to the total number of shares available for issuance under the plan and extend the term of the plan. The LTIP is a comprehensive, omnibus-type long-term incentive compensation plan, under which we have provided discretionary awards of time-lapse restricted stock units, performance-based restricted stock units, shares of restricted stock, shares of bonus stock and non-qualified stock options to our key employees since the plan’s adoption. We have also awarded annual grants of share units to each of our non-employee directors, which vest upon grant, with an equivalent number of shares issued to such directors upon their retirement. Other types of equity compensation may be awarded, including without limitation, incentive stock options and stock appreciation rights (“SARs”), other stock unit awards or stock-based forms of awards to help attract, retain and reward our key employees and non-employee directors.

Summary of LTIP Features Favorable to Shareholders.    The LTIP, as proposed to be amended, includes the following features that help protect the interests of our shareholders:

•	the HR Committee, an independent committee of the Board, administers the plan;

•	approval of the amended LTIP will result in a dilution level of less than four percent (4%);

•	annual “burn rate” (defined as the annual amount of equity granted divided by the average number of shares outstanding) over the last three years has averaged less than one percent (1%) per year;

•	no awards may be granted below fair market value on the date of grant;

•	dividends or dividend equivalents cannot be paid out on performance-based awards until the shares or units are earned; and

•	nearly all time-based awards have been granted with three-year cliff vesting requirements.

In addition, as discussed below, beginning on page 57, the LTIP contains a number of features that are shareholder-friendly and minimize excessive risk taking.

Eligibility for Participation.    Any of our employees, approximately 4,750 as of September 30, 2015, including any employee who is also a director or officer, and any non-employee director is eligible to participate in the LTIP. However, since the LTIP was approved in February 1999, only our officers, division presidents and other key employees (approximately 195 employees during fiscal 2015) as well as non-employee directors (10) have participated in the LTIP. The LTIP is intended to motivate our employee participants using performance-related incentives linked to longer range performance goals and the interests of our shareholders. These incentives and long-range performance goals have increased and should continue to increase the interests of employees in our overall performance and encourage such persons to continue their services for us.

Administration.    The LTIP is administered and interpreted by the HR Committee. Actions taken by the committee with respect to the LTIP have been and will continue to be taken by those members who are non-employee directors and who qualify as “outside directors” under Section 162(m) of the Code and as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 162(m) or Section 16. The committee determines eligible persons to whom awards will be granted, as well as all terms, conditions, performance criteria and restrictions applicable to each award. In addition to any other powers, and subject to the provisions of the LTIP, the committee (i) interprets the LTIP, (ii) prescribes, amends and rescinds any rules and regulations necessary or appropriate for the administration of the LTIP and (iii) makes such other determinations and takes other actions as it deems necessary or advisable in the administration of the LTIP. Any interpretation, determination or action made or taken by the committee is binding and conclusive on all interested parties.

General Description of Plan.    The LTIP, which became effective as of October 1, 1998, has a termination date of September 30, 2016, subject to earlier termination under certain circumstances pursuant to the provisions of the LTIP. The Board may amend, suspend or terminate the LTIP, in whole or in part, at any time; provided, however, that any amendment shall be made only with shareholder approval when such approval is necessary to comply with Section 162(m) of the Code. Assuming our shareholders approve this proposal to amend the LTIP to increase the number of common shares reserved for issuance under the LTIP by a total of 2,500,000 shares, the maximum aggregate cumulative number of shares that may be issued under the LTIP shall not exceed 11,200,000 shares of common stock (which would represent approximately 10.8% of the Company’s common stock outstanding as of September 30, 2015), including shares of common stock previously subject to awards which are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of common stock or exchanged for awards that do not involve common stock, or expire unexercised. Shares of common stock may be available from authorized but unissued shares of common stock or common stock we may purchase on the open market or otherwise. No one participant can receive, during any fiscal year, awards of stock options and SARs covering more than 500,000 shares. The LTIP allows us to enter into award agreements that will permit the grant of restricted stock/restricted stock units, tandem awards, performance units, performance shares, bonus stock, nonqualified stock options, incentive stock options, SARs, and other stock unit awards or stock-based forms of awards.

Section 162(m) Restrictions.    To the extent that any performance-based award other than stock options or SARs is intended to comply with Section 162(m) (such as performance-based restricted stock or restricted stock units, performance units, performance shares, or other performance-based stock awards), then (i) the performance criteria will be established by the committee in writing prior to the beginning of the performance period or by the Section 162(m) deadline for the same; (ii) the performance goals will be one or more of the business or financial criteria specified below; (iii) the payment of the award will be contingent upon the attainment of the performance goal; (iv) the committee shall certify in writing the achievement of such goal before any payout; and (v) the maximum award to any one covered participant in any performance period shall be $1,000,000 (if payable in cash) and 500,000 shares (if payable in shares).

Other than for stock options and SARs, the performance goals for Section 162(m)-qualifying grants shall consist of one or more of the following criteria, in either absolute or relative terms, for the Company or any subsidiary: (i) total shareholder return; (ii) return on assets, equity, capital or investment; (iii) pre-tax or after-tax profits levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax; and net income; (iv) cash-flow and cash-flow return on investment; (v) economic value added and economic profit; (vi) growth in earnings per share; (vii) levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; or (viii) measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvements therein. The committee may make adjustments in these goals to take into account (A) items of an unusual nature or that indicate infrequency of occurrence; (B) changes in tax laws; (C) changes in generally accepted accounting principles; (D) charges related to restructured or discontinued operations; (E) restatement of prior period financial results; and (F) any other unusual, non-recurring gain or loss separately identified and quantified in the Company’s financial statements.

Restricted Stock/Restricted Stock Units.    The committee may grant shares of restricted stock or restricted stock units to participants in such amounts and for such duration as it shall determine. Each restricted stock/restricted stock unit grant shall be evidenced by an award agreement specifying the number of shares of common stock and/or the number of restricted stock units awarded, the period of restriction, as well as the conditions and performance goals of us, our subsidiary or any of our divisions that must be satisfied prior to removal of the restriction and such other provisions as the committee shall determine. The participants receiving restricted stock/restricted stock unit awards generally are not required to pay for them (except applicable tax withholding) other than by rendering services to us.

The restriction period of restricted stock and/or restricted stock units shall commence on the date of grant and shall expire upon satisfaction of the conditions set forth in the award agreement. Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in performance compared to specified indices, (iv) attainment of specified growth rates or (v) other comparable performance measurements, as may be determined by the committee in its sole discretion.

Performance-Based Awards.    The committee may issue performance awards in the form of either performance units or performance shares, subject to the performance goals and performance period it determines. The extent to which performance measures are met will determine the value of each performance unit or the number of performance shares earned by the participant. The terms and conditions of each performance award will be set forth in an award agreement. Payment of the amount due upon settlement of a performance award shall be made in a lump sum or installments in cash, shares of common stock or a combination thereof as determined by the committee.

Bonus Stock.    The committee may award shares of bonus stock to participants under the LTIP without cash consideration. In the event the committee assigns restrictions on the shares of bonus stock awarded under the LTIP, then such shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if the restrictions have not lapsed or vested. If any vesting condition is not met on the shares, then such shares must be returned to us, without any payment from us, within 60 days.

Stock Options.    Although the committee has not granted stock options under the LTIP since March 2003, it may still grant stock options under the existing provisions of the LTIP, including non-qualified stock options (“NQSOs”) and incentive stock options (“ISOs”) to employees and directors;

provided, however, that non-employee directors may receive only NQSOs. The terms applicable to each option grant, including the exercise price, expiration date and other material conditions upon which the options may be exercised, shall be detailed in an award agreement. We do not require any consideration to be paid by a recipient to us in exchange for the granting or extension of stock options. We require consideration to be paid by a recipient only at the time of the exercise of the option in the amount of the exercise price. Stock option grants entitle the participant to purchase stock at prices not less than 100 percent of the fair market value on the date of grant.

The committee may not grant ISOs under the LTIP to any employee which would permit the aggregate fair market value of the common stock with respect to which ISOs are exercisable for the first time during any calendar year to exceed $100,000. Any stock option granted under the LTIP which is designated as an ISO that exceeds this limit or otherwise fails to qualify as an ISO shall be a NQSO. If an option qualifies as either an ISO or NQSO, there will generally be no federal income tax consequences to either the recipient or us upon the issuance of such options. In the case of an ISO, there should also be no federal income tax consequences to either the recipient or us upon its exercise. However, if a stock option is categorized as a NQSO, the recipient must recognize compensation income in the year of exercise equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, while we will receive a corresponding deduction for compensation paid for the same amount.

Stock Appreciation Rights.    SARs entitle the participant at his election to surrender to us the SARs, or portion thereof, and to receive from us in exchange therefor, cash or shares in an amount equal to the excess of the fair market value per share over the price per share specified in such SARs, multiplied by the total number of shares of the SARs being surrendered. We may satisfy our obligation upon exercise of the SARs by the distribution of that number of shares of common stock having an aggregate fair market value equal to the amount of cash otherwise payable to the participant. A cash settlement would be made for any fractional share interests. In addition, the committee may grant two or more incentives in one award in the form of a “tandem award,” so that the right of the participant to exercise one incentive shall be cancelled if, and to the extent, the other incentive is exercised.

Other Stock-Based Awards.    The committee may issue to participants, either alone or in addition to other awards made under the LTIP, stock unit awards, which may be in the form of common stock or other securities. The value of such award shall be based, in whole or in part, on the value of the underlying common stock or other securities. The committee, in its sole and complete discretion, may determine that an award may provide to the participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an award. Subject to the provisions of the LTIP, the committee shall determine the terms, restrictions, conditions, vesting requirements and payment rules of the award that shall be specified in an award agreement.

Termination of Service Following Change in Control.    In the event of the termination of service of a participant within three years of a change in control (as defined in the text of the LTIP attached hereto as Appendix A), at the effective date of such termination, all unmatured installments of any awards outstanding shall automatically be accelerated and exercisable in full and all restrictions on any award shall be automatically terminated.

Estimated Fiscal 2016 Incentive Compensation.    Because any awards under the LTIP are granted in the discretion of the HR Committee, which are ratified by the Board, the total amount of incentive compensation that will be awarded during the 2016 fiscal year under the LTIP to (i) each of the named executive officers listed in the “Summary Compensation Table for Fiscal Year 2015” on page 60, (ii) all current named executive officers as a group, (iii) all current directors who are not named executive officers as a group and (iv) all employees including all current officers who are not named executive officers is not determinable at this time.

Securities Registration.    We intend to register the shares of common stock available for issuance under the LTIP under a registration statement on Form S-8 to be filed with the SEC upon approval of the amendment to the LTIP by our shareholders.

Share Overhang and Annual Share Usage

While the use of equity awards is an important part of our overall executive compensation program, we are also aware of our responsibility to our shareholders to exercise judgment in the granting of such awards. As a result, we have evaluated both our “share overhang” and annual share usage, or “burn rate,” in considering the amendment to the LTIP and its potential impact on our shareholders as described below. The executive compensation consultant to the HR Committee presented the results of an analysis of these factors along with other matters to be considered in recommending the number of additional shares to be reserved under the LTIP to our HR Committee at its June 2015 meeting.

Share Overhang.    As of the end of the fiscal 2015, we had 1,162,967 shares of common stock subject to outstanding equity awards, of which 878,104 shares are for unvested awards of restricted stock units and 284,863 shares are for director share units, for which shares will be issued to our non-employee directors upon retirement. Additionally, a total of 308,582 shares were available for future equity awards under the LTIP as of September 30, 2015. The total share overhang of 1,471,549 shares represents approximately 1.5 percent of our common stock outstanding (the “overhang percentage”) at September 30, 2015. The additional 2,500,000 shares proposed to be included in the share reserve under the LTIP would increase the overhang percentage by an additional 2.4 percent to approximately 3.9 percent as of the same date.

Annual Share Usage.    The annual share usage, or burn rate, under the LTIP for the last three fiscal years was as follows:

	Fiscal 2015	Fiscal 2014	Fiscal 2013	Average
A Time-Lapse RSUs Granted	203,598	242,008	268,167	237,925
B Performance-Based RSUs Granted	240,945	222,430	205,608	222,994
C Shares of Bonus Stock Issued—Converted from Incentive Plan Awards	54,436	54,584	59,325	56,115
D Director Share Units Granted and Stock-for-Fee Shares Issued	40,818	38,879	42,985	40,894
E Total Units Granted and Shares Issued	539,797	557,901	576,085	557,928
F Weighted Average Shares Outstanding	101,891,605	97,606,262	90,532,929	96,676,932
G Annual Share Usage (E/F)	0.5%	0.6%	0.6%	0.6%

Although our future annual share usage will depend upon a number of factors, such as the number of plan participants and the price per share of our common stock, the additional 2,500,000 shares of common stock to be reserved for issuance under the LTIP should enable us to continue to utilize equity awards as an important component of our compensation program and help meet our objectives to attract, retain and incentivize talented personnel. Upon approval of this proposal, based on the factors described above, we estimate that the pool of available shares should last for an additional five years.

Board Recommendation to Approve Amendment to the 1998 Long-Term Incentive Plan

On November 4, 2015, the Board of Directors approved and adopted the amendment to the LTIP, which is subject to the approval of our shareholders at the annual meeting of shareholders on February 3, 2016. The Board of Directors believes that the LTIP will continue to accomplish its primary purpose of motivating employees using performance-related incentives linked to longer-range performance goals and the interests of our shareholders.

The amendment to the LTIP is being submitted to our shareholders for their approval pursuant to the provisions of the LTIP, as well as to comply with the rules of the NYSE and Section 162(m) of the Code. According to our bylaws, this proposal to adopt the amendment to the LTIP requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the matter and present or represented by proxy at a meeting at which a quorum is present. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for this proposal.

The Board of Directors recommends that our shareholders vote FOR the approval of the amendment to the 1998 Long-Term Incentive Plan.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO

THE ANNUAL INCENTIVE PLAN FOR MANAGEMENT

Description of Plan

Background and Purpose.    Our shareholders are also being asked to approve an amendment to our Annual Incentive Plan to extend the term for an additional five years, which if approved, will mean that the Incentive Plan will expire September 30, 2021. Along with the LTIP, the Incentive Plan represents an integral part of our overall compensation program. The Board of Directors believes that the Incentive Plan has been and will continue to be effective in maintaining a balanced and competitive overall compensation program. Accordingly, the Board believes that approval of the amendment to extend the term of the Incentive Plan for an additional five-year period is advisable and is in our best interests and the best interests of our shareholders.

The Board believes that it is in the best interests of the Company and our shareholders to continue to provide for an incentive plan under which annual incentive compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the Incentive Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s CEO or any of the Company’s three other most highly compensated executive officers (other than the Company’s CFO), such compensation must qualify as “performance-based.”

One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the awards that can be granted under the Incentive Plan, each of these aspects is discussed below, and shareholder approval of this proposal to amend the Incentive Plan will be deemed to constitute approval of each of these aspects of the Incentive Plan for purposes of the approval requirements of Section 162(m). Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt “performance-based” compensation under Section 162(m). Furthermore, our HR Committee will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

The complete text of the Incentive Plan, as amended and restated, is set forth in Appendix B to this proxy statement. The summary of the Incentive Plan provided herein is qualified in its entirety by reference to Appendix B.

The Incentive Plan represents another important part of our compensation program for our officers and other key employees. The Board of Directors originally adopted the Incentive Plan, effective October 1, 1998, which was approved by our shareholders in February 1999, and amended subsequent to the approval of our shareholders in February 2002, February 2007 and February 2011 to extend the term of the plan. The purpose of the Incentive Plan is to promote our interests and those of our shareholders by attracting, motivating and retaining executives and senior managers. The Incentive Plan is also intended to establish a sense of personal commitment on the part of our executives and senior managers in our growth, development and financial success and reward these key employees accordingly. Any of our employees, (approximately 4,750 as of September 30, 2015), including an employee who is also an officer, is eligible to participate in the Incentive Plan. However, only officers, division presidents and other key employees (approximately 195 employees in the last fiscal year) have participated in the Incentive Plan since its inception. The committee, upon its own action, may make, but shall not be required to make, an award to any employee.

Should our shareholders approve the extension of the Incentive Plan for an additional five-year period, the Incentive Plan will be extended through September 30, 2021. In the event of a change in control (as defined in the text of the Incentive Plan), all awards for the performance period shall be deemed earned at the maximum performance goal level and payment of the maximum award shall be made within 10 days after the effective date of the change in control. We will require any successor to assume and agree to perform our obligations under the Incentive Plan in the same manner and to the same extent that we would be required to perform them if no such succession had taken place. The Board may at any time amend, suspend or terminate the Incentive Plan; provided, however, that any amendment shall be made with shareholder approval where such approval is necessary to comply with Section 162(m) of the Code.

Administration.    The Incentive Plan is administered and interpreted by the HR Committee, unless otherwise determined by the Board. Actions taken by the committee with respect to the Incentive Plan have been and will continue to be taken by those members who are non-employee directors and who qualify as “outside directors” under Section 162(m) of the Code and as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 162(m) or Section 16. The committee also determines and designates the eligible persons to whom awards will be made. The committee also has the power to: (i) interpret the Incentive Plan, (ii) prescribe, amend and waive any rules and regulations necessary for the administration of the Incentive Plan and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Incentive Plan. All interpretations, determinations or actions made or taken by the committee are final, binding and conclusive on all interested parties.

Performance Goals and Measurement.    Performance goals are established by the committee in writing not later than 90 days after the beginning of the applicable performance period. Performance goals may be the same for all participants, or at the discretion of the committee, may differ to reflect more appropriate measures of individual performance. Performance goals may be based on one or more business and/or financial criteria. In establishing performance goals for the plan year, the committee may include one or any combination of the following criteria in either absolute or relative terms for the Company or any subsidiary: (i) total shareholder return; (ii) return on assets, equity, capital or investment; (iii) pre-tax or after tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income; (iv) cash flow and cash flow return on investment; (v) economic value added and economic profit; (vi) growth in earnings per share; (vii) levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; and (viii) measures of customer satisfaction and service as surveyed from time to time, including the relative improvement therein. However, since the adoption of the Incentive Plan, the committee has established the performance goal each year based on the achievement of an earnings per share target for the fiscal year. The committee may make adjustments in these goals to take into account (A) extraordinary or non-recurring items; (B) changes in tax laws; (C) changes in generally accepted accounting principles; (D) changes related to restructured or discontinued operations; (E) restatement of prior period financial results; and (F) any other unusual, non-recurring gain or loss separately identified and quantified in the Company’s financial statements.

Awards.    Awards are generally paid in cash. However, the committee may choose to pay awards in the form of equity granted under the LTIP. In addition, if the committee permits and if the participant makes an election in advance, the participant may elect to convert his or her award in 25 percent increments, in whole or in part, into the following forms: (a) time-lapse restricted units with three-year cliff vesting (value equal to 120 percent of the amount of the award) granted under the LTIP; or (b) unrestricted stock in the form of bonus shares (value equal to 105 percent of the amount of the award) granted under the LTIP. The maximum cash award that may be made to any individual participant for any performance period is $2,000,000.

Estimated Fiscal 2016 Incentive Compensation.    The total amount of incentive compensation that will be awarded during the 2016 fiscal year to each of the named executive officers listed in the “Summary Compensation Table for Fiscal Year 2015” on page 60, all current named executive officers as a group, all current directors who are not named executive officers as a group and all employees including all current officers who are not named executive officers, is not determinable at this time.

Board Recommendation to Approve Amendment to the Annual Incentive Plan for Management

On November 4, 2015, the Board of Directors approved and adopted the amendment to the Incentive Plan, which is subject to the approval of our shareholders at the annual meeting of shareholders on February 3, 2016. The Board of Directors believes that the Incentive Plan will continue to accomplish its purpose of promoting our interests and the best interests of our shareholders by attracting, motivating and retaining executives, senior managers and other key employees.

The amendment to the Incentive Plan is being submitted to our shareholders for their approval pursuant to the provisions of the Incentive Plan and to comply with Section 162(m) of the Code. According to our bylaws, this proposal to approve an amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the matter and present or represented by proxy at a meeting at which a quorum is present. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for this proposal.

The Board of Directors recommends that our shareholders vote FOR the approval of the amendment to the Annual Incentive Plan for Management.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2016. The firm of Ernst & Young (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young will be present at the annual meeting. The representatives of Ernst & Young will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of Ernst & Young as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of Ernst & Young is not so ratified, the Audit Committee will take into account the outcome of the vote in its future selection of an independent registered public accounting firm.

As discussed in “Audit Committee Pre-Approval Policy” below, all professional services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2016.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2015	2014
	($ In thousands)
Audit Fees	3,399	3,377
Audit-Related Fees	—	—
Tax Fees	26	2
All Other Fees	—	—

Total Fees	3,425	3,379

Audit Fees.    Fees for audit services include fees associated with the audit of our annual report on Form 10-K, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting, and assistance with sales and use tax filings and audits.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by Ernst & Young. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our CFO and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate pre-approval authority to any members during fiscal 2015 and pre-approved all audit and tax fees for services performed by Ernst & Young in fiscal 2015 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Governance page of our website at www.atmosenergy.com.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC, as discussed in the “Corporate Governance and Other Board Matters” section of this proxy statement. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Corporate Governance page of the Company’s website at www.atmosenergy.com.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting processes of the Company, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements appearing in the Company’s 2015 Annual Report on Form 10-K with both management and Ernst & Young, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the Committee reviewed all other material communications between the Company and Ernst & Young.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The Audit Committee then reviewed and discussed management’s assessment with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young, which are required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young the firm’s independence. The Audit Committee also received and reviewed those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The Audit Committee has also considered the fees paid to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG, which provides internal audit services to the Company, and Ernst & Young, the overall scope and plans for their respective audits. The Committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2015 for filing with the SEC. The Audit Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for the 2016 fiscal year, which appointment will be submitted to our shareholders for their ratification at our 2016 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Nancy K. Quinn, Chair

Ruben E. Esquivel

Robert C. Grable

Richard A. Sampson

Richard Ware II

PROPOSAL FIVE—NON-BINDING, ADVISORY VOTE

ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

We are required by Section 14A of the Exchange Act to hold a separate non-binding, advisory shareholder vote to approve the compensation of our named executive officers (who are the only executive officers of the Company), as described in the Compensation Discussion and Analysis, the executive compensation tables, and the notes and narrative in our proxy statement (commonly referred to as the “Say-on-Pay” proposal). At our annual meeting of shareholders on February 9, 2011, our shareholders voted overwhelmingly to adopt the recommendation of our Board to vote on the Say-on-Pay proposal every year at our annual meeting until the next frequency vote on the Say-on-Pay proposal is held. As a result, we will have submitted our Say-on-Pay proposal to our shareholders at each annual meeting through this 2016 annual meeting. It is anticipated that the next Say-on-Pay vote will be held at our 2017 annual meeting.

Executive Compensation

As discussed below in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 46, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our named executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our named executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. As discussed below in “Elements of Executive Compensation,” beginning on page 48, for fiscal 2015, over 52 percent of our CEO’s actual total direct compensation was performance-based and at risk, while the average for the other named executive officers was about 46 percent. Our shareholders overwhelmingly approved our executive compensation program when they approved the executive compensation of our named executive officers at our last annual meeting with a positive vote of over 94 percent. See “Additional Information on Named Executive Officer Compensation,” beginning on page 53.

The HR Committee periodically reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. The “Compensation Discussion and Analysis” discussion, beginning on page 46, includes additional details about our executive compensation program. This Say-on-Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2015, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the related compensation tables, notes and narrative in the proxy statement of Atmos Energy Corporation.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the HR Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that our shareholders vote FOR the approval of our executive compensation on an advisory basis.

PROPOSAL SIX—NON-BINDING, ADVISORY VOTE ON FREQUENCY

OF ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

We have also been required by Section 14A of the Exchange Act, beginning with our first shareholders meeting on or after January 21, 2011, to permit a separate non-binding, advisory shareholder vote with respect to the frequency of the vote on the Say-on-Pay proposal thereafter. Companies must give shareholders the choice of whether to cast an advisory vote on the Say-on-Pay proposal each year, every two years or every three years (commonly known as the “Say-on-Frequency” proposal). Shareholders may also abstain from making a choice. After such initial Say-on-Frequency vote is held, the SEC regulations require all public companies to submit another Say-on-Frequency proposal to their shareholders no later than the annual shareholders meeting held in the sixth calendar year after the immediately preceding vote on Say-on-Frequency. When the Company’s initial Say-on-Frequency vote was held at our 2011 annual meeting, our shareholders voted by an overwhelming margin (over 89 percent) to accept the recommendation of the Board to choose the right to vote on the Say-on-Pay proposal every year. Our next Say-on-Frequency vote will be held no later than our 2022 annual meeting.

Say-on-Frequency

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our named executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Although the Board recommends that the Say-on-Pay proposal be voted on every year, our shareholders will be able to specify one of four choices for Say-on-Frequency vote as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say-on-Pay Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends the selection of ONE YEAR as your preference for the frequency with which our shareholders are provided an advisory vote on executive compensation; however, this is not a vote to approve or disapprove of the Board’s recommendation.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the Company’s executive compensation program. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Richard K. Gordon, Chair

Richard W. Douglas

Ruben E. Esquivel

Robert C. Grable

Thomas C. Meredith

Richard A. Sampson

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section of the proxy statement, we discuss our executive compensation program objectives and strategy, and the elements of compensation that we provide to our named executive officers, including the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later, under “Named Executive Officer Compensation,” beginning on page 60, we present a series of tables containing specific information about the compensation paid to or earned by our named executive officers during fiscal 2015, as well as more information about the elements of our executive officer compensation program. The discussion below is intended to assist you in understanding the information provided in the tables and in putting that information into context. Our named executive officers for fiscal 2015 are listed below:

Name	Title
Kim R. Cocklin	President and Chief Executive Officer
Michael E. Haefner	Executive Vice President
Bret J. Eckert	Senior Vice President and Chief Financial Officer
Marvin L. Sweetin	Senior Vice President, Utility Operations
Louis P. Gregory	Senior Vice President, General Counsel and Corporate Secretary

Effective October 1, 2015, Kim R. Cocklin, President and designated Chief Executive Officer, was appointed to the newly-created stand-alone position of Chief Executive Officer. In addition, Michael E. Haefner, Executive Vice President, was appointed as President and Chief Operating Officer and Marvin L. Sweetin, Senior Vice President, Utility Operations, was appointed as Senior Vice President, Safety and Enterprise Services.

Our executive compensation program is built upon our strategy of “Total Rewards,” which we adopted in 1998. Under our Total Rewards strategy, we take a comprehensive view of the various compensation plans and employee benefits that comprise the total package of executive compensation that is offered to our named executive officers. The Total Rewards strategy is based on the payment of (i) total cash compensation, composed of base salary and annual incentive compensation award and (ii) total direct compensation, composed of total cash compensation and the annualized present value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in the natural gas distribution industry, which is represented primarily by companies in our proxy peer group, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 54. We believe this strategy fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive plans.

Overview of Annual Incentive Compensation Paid for Fiscal 2015 Financial Performance.    The Company exceeded its target EPS goal under the Incentive Plan of $2.97 per diluted share in fiscal 2015, by earning $3.10 per diluted share, excluding unrealized losses recognized by the Company’s nonregulated operations. This performance attainment resulted in the named executive officers receiving awards equal to 143 percent of their respective target awards (as a specified percentage of base salary). See “Annual Incentive Compensation,” beginning on page 49.

Overview of Long-Term Incentive Compensation Paid for Fiscal 2013-2015 Financial Performance.      The Company achieved a cumulative diluted EPS amount of $8.53, excluding unrealized earnings recognized by the Company’s nonregulated operations, compared to the cumulative diluted EPS target amount of $7.87, during the three-year performance period ended September 30, 2015 (fiscal 2013-2015), for the grants of performance-based RSUs awarded in April 2013. The named executive officers earned a total number of performance-based RSUs equal to 200 percent of the target, in the form of shares of common stock issued in November 2015, plus cumulative dividend equivalents in the form of cash. See “Long-Term Incentive Compensation,” beginning on page 51.

Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant, Pay Governance. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a reasonable base salary along with participation in annual and long-term incentive compensation plans that are based on the Company’s financial performance. These incentive plans are designed to reward our named executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 57.

In addition, our executive compensation program does not permit or include problematic pay practices such as:

•	excessive perquisites;

•	repricing of “underwater” stock options without shareholder approval;

•	immediate vesting of outstanding grants of awards under our 1998 Long-Term Incentive Plan upon a change in control; or

•	change in control severance payments that:

(a)	exceed three times the sum of a named executive officer’s base salary and his most recent annual award of incentive compensation;

(b)	are triggered without an involuntary job loss or substantial diminution of duties (“single triggers”); or

(c)	contain excise tax gross-up payments.

Executive Compensation Program Objectives and Strategy

Our executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our shareholders and customers and that our named executive officers are paid an appropriate amount of incentive compensation only when the Company’s performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing the organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation program is built on our Total Rewards strategy and is founded upon the following principles:

•

Our compensation strategy should be aligned with our overall business strategy of providing safe, quality and reliable service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities;

•

Overall pay targets should reflect the intent to pay named executive officer base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation (base salary plus annual incentive award) and targeted total direct compensation (total cash compensation plus annualized present value of grants of long-term equity incentive compensation) to be paid at the 50th percentile of competitive market practice, if established performance targets are reached;

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk;

•

Incentive compensation plans, to the extent practical and consistent with our overall corporate business strategy, should comply with Section 162(m) of the Code, so that income tax deductions for executive compensation may possibly be taken by the Company;

•

Stock ownership, which is an important component of our executive compensation strategy, should closely align the interests of our named executive officers with those of our shareholders. To facilitate stock ownership, stock-based incentive plans should be utilized, along with share ownership guidelines; and

•	Our executive compensation strategy should have a limited emphasis upon perquisites and other personal benefits.

Elements of Executive Compensation

The following discussion describes the various elements of executive compensation that we have provided to our named executive officers, as well as a discussion of why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Base Salary.    The amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation. For example, the annual awards under the Incentive Plan are based on a percentage of base salary. See “Annual Incentive Compensation,” beginning on page 49. Base salaries represent only a portion of total direct compensation. In fiscal 2015, the base salary for our CEO represented about 22 percent of his actual total direct compensation, while the average for the other named executive officers was about 33 percent. Positions are compared on the basis of job content primarily to similar positions in companies in our proxy peer group. Proposed salary ranges are reviewed and considered by the HR Committee at its meeting in October of each year. Our CEO provided the HR Committee with an oral presentation discussing his individual performance and contributions, along with a performance evaluation of each other named executive officer.

Each named executive officer’s base salary for the calendar year beginning January 1, 2015 was established by the HR Committee after considering the competitive benchmarking data for each position discussed below, the committee’s subjective evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions, the Company’s salary increase budget and guidelines as well as current economic conditions. As a result, the HR Committee approved an increase of three percent (3%) in base salary for the 2015 calendar year for each of the named executive officers, resulting in the following amounts, except for Mr. Haefner, as noted below:

Name	Base Salary
Kim R. Cocklin	$946,853
Michael E. Haefner	$472,500
Bret J. Eckert	$426,291
Marvin L. Sweetin	$360,600
Louis P. Gregory	$376,122

In addition to the three percent increase in his base salary on January 1, 2015, Mr. Haefner received a 35.4 percent increase in base salary to $472,500 in connection with his promotion to Executive Vice President, effective January 17, 2015. The HR Committee believes that the base salaries as determined for each of the named executive officers were appropriate and competitive primarily with salaries offered for similar positions by companies in our proxy peer group and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    We believe it is important to provide our named executive officers with a reasonable financial incentive to maximize the Company’s financial performance each year. Through our Incentive Plan, we provide our named executive officers an opportunity to earn an annual incentive award based upon the Company’s actual financial performance each year as measured by our fully diluted EPS for that fiscal year. The EPS performance measurement is the lynchpin of both our short-term (annual) and long-term incentive compensation plans. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it reflects the growth of our operations. The EPS measurement is also one of the most well-known measurements of overall financial performance, which is widely used by financial analysts as well as the investing public. The HR Committee believes that using this measurement as the basis for our incentive compensation plans better aligns the interests of our named executive officers with the interests of our shareholders and customers.

For fiscal 2015, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of salary earned for the fiscal year for each named executive officer. The target incentive award opportunities for each such officer are reviewed each year and benchmarked against the 50th percentile for similar positions by companies in our proxy peer group as described above in “Executive Compensation Program Objectives and Strategy,” beginning on page 47.

The Incentive Plan targets for fiscal 2015 for each of the named executive officers were as follows:

Name	Fiscal Year 2015 Incentive Plan Target as Percentage (%) of Salary Earned
Kim R. Cocklin	90
Michael E. Haefner	65
Bret J. Eckert	60
Marvin L. Sweetin	55
Louis P. Gregory	55

At its meeting in October 2014, the HR Committee established the threshold, target and maximum performance levels of EPS upon which the Incentive Plan’s awards would be based for fiscal 2015, along with the corresponding percentages of target awards. The target EPS goal was based on our annual business plan and budget and took into account such factors as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in our annual business planning process.

For each of the last three fiscal years prior to fiscal 2015, we exceeded our target level of performance based on EPS, with the payouts to our named executive officers averaging 149 percent of their target awards each year over that period. Our EPS target levels under the Incentive Plan have historically increased between six and eight percent each year and have been within the range of announced EPS guidance provided to the public in November of each year. The following table summarizes the performance levels and actual performance attainment under the Incentive Plan for fiscal 2015:

Performance	Annual EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$2.67	No award
Threshold	$2.67	50
Target	$2.97	100
Adjusted EPS Earned(a)	$3.10	143
Maximum	$3.27	200

(a)	The performance levels and actual performance attainment for the Incentive Plan exclude any unrealized gains or losses recognized by the Company’s nonregulated operations to remove the impact of such gains or losses on earnings since they do not truly reflect the operating performance of the Company.

Since the actual EPS performance level attained was between the target of $2.97 per share and maximum of $3.27 per share, straight-line interpolation was used to compute the percentage of the target award earned. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2015, the HR Committee did not use its discretion to make negative adjustments to any awards for any of our named executive officers. However, the HR Committee does place a limit under certain conditions on the amount of earned awards for all our named executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable in fiscal 2015 since the Company’s TSR was positive for the fiscal year at 25.5 percent.

Awards under the Incentive Plan are paid in cash and are based on the participant’s annual salary as of the grant date of the award. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards either to time-lapse RSUs, with a premium equal to 20 percent of the amount converted, or to bonus stock, with a premium equal to five percent (5%) of the total amount converted, with such units being awarded under our LTIP.

Long–Term Incentive Compensation.    The HR Committee awards grants that are structured with 50 percent of the targeted long-term value in the form of time-lapse RSUs with three-year cliff vesting with the remaining 50 percent in the form of performance-based RSUs. The HR Committee based the actual number and value of awards granted primarily on the competitive compensation benchmarking of grants made by the companies in our proxy peer group, as discussed below.

The HR Committee believes that the payment of long-term incentive compensation in the form of grants of time-lapse RSUs promotes and encourages long-term retention and service to the Company and better aligns the interests of our named executive officers with those of our shareholders through increased share ownership. The HR Committee also believes that an equal amount of grants of performance-based RSUs, as measured by cumulative EPS over a three-year performance period, provide a balanced approach to long-term compensation by rewarding our named executive officers for improved financial performance of the Company, thereby giving them an incentive to enhance long-term shareholder value. The Board has also granted our CEO, Mr. Cocklin, the authority to award up to a total of 10,000 time-lapse RSUs and performance-based RSUs in the aggregate in off-cycle grants each fiscal year to newly-hired eligible LTIP participants or to then-current LTIP participants in connection with a promotion.

For the grants of performance-based RSUs whose performance periods ended during the three fiscal years prior to fiscal 2015, we exceeded our target level of performance based on cumulative EPS over the three fiscal year performance period for two such grants, with the payouts to the named executive officers averaging approximately 118 percent of their target awards each year over that period. Our cumulative EPS target levels for such grants have also historically increased between six and eight percent each year. The following table summarizes the performance levels and actual performance attainment for the fiscal 2013-2015 performance period relating to the grants of performance-based RSUs awarded in April 2013:

Performance	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$7.48	No award
Threshold	$7.48	50
Target	$7.87	100
Maximum	$8.26	200
Actual Performance(a)	$8.53	200

(a)	The performance levels and actual performance attainment during the three fiscal year performance period exclude any unrealized gains or losses recognized by the Company’s nonregulated operations to remove the impact of such gains or losses on earnings since they do not truly reflect the operating performance of the Company.

Since the actual performance level attained over the performance period was $8.53 per share, which exceeded the maximum level of $8.26 per share, each named executive officer earned 200 percent of his target award. The awards were paid in the form of shares of common stock issued in

November 2015 with the named executive officers also receiving cumulative cash dividend equivalents on such awards. As with the payout of Incentive Plan awards, if the Company’s TSR during the performance period is negative, the earned award for each such officer for such performance period will be limited to the amount earned at the target level of performance. This limitation was not applicable for the fiscal 2013-2015 performance period since the Company’s TSR was positive for such performance period at 78.8 percent.

At its meeting in March 2015, the HR Committee established the threshold, target and maximum performance levels of cumulative EPS upon which performance-based RSUs awards would be based for the fiscal 2015-2017 performance period, along with the corresponding percentages of target awards. The three fiscal year cumulative EPS target goal was based on the same factors utilized by the HR Committee for our Incentive Plan described above. The HR Committee then awarded grants to the named executive officers, which were later ratified by the Board, of performance-based RSUs for the fiscal 2015-2017 performance period. The performance levels and actual performance attainment for such performance-based RSUs will again exclude any mark-to-market gains or losses recognized by the Company’s nonregulated operations to remove the impact of such gains or losses on earnings over the three fiscal year performance period. The following table shows the three-year performance criteria for such period:

Performance	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$8.60	No award
Threshold	$8.60	50
Target	$9.55	100
Maximum	$10.51	200

Retirement Benefits.    All of our named executive officers, other than Mr. Eckert, participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2015,” beginning on page 60, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan”, beginning on page 65 for more information about this plan. In addition, all of our named executive officers participate in our RSP, which is a defined contribution plan. Because Mr. Eckert joined the Company after September 30, 2010, he has not been eligible to participate in the PAP. However, in lieu thereof, Mr. Eckert has received a fixed annual Company (“FAC”) contribution, which is equal to four percent (4%) of eligible earnings. See the discussion under “Retirement Savings Plan” on page 66 for more information about this plan.

Our named executive officers also participate in a supplemental retirement plan, which provides retirement benefits (as well as supplemental disability and death benefits). Generally, each of our named executive officers who has participated in the plan for at least two years and who has attained the age of 55 is entitled to an annual retirement supplement in an amount that, when added to the annual retirement amount payable to him under either the PAP or cumulative FAC contribution portion of the RSP, equals 60 percent of his total cash compensation. The annual supplemental retirement amount will generally be equal to the sum of the amount of the participant’s last annual base salary and the amount of his last award under the Incentive Plan, subject to reductions for less than ten years of employment with the Company and for retirement prior to age 62. The HR Committee believes that these retirement benefits at the amounts provided to our named executive officers are an important component of the total compensation and benefits and are required to ensure that our overall executive compensation package remains competitive with executive compensation packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 65, for more information on our retirement benefits.

Change in Control Severance Benefits.    We have severance agreements in place with each of our named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 68). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest payments received under such plan) and (b) for an executive officer participating in the PAP, the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP or (c) for an executive officer who is not participating in the PAP (i) an amount that is actuarially equivalent to an additional three years of FAC contributions under the RSP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the executive officer under the RSP.

In addition, each named executive officer is paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount that is actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If the total of such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Code, the named executive officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payments under the agreement, each named executive officer may elect to have the Company pay the full severance amount, thereby leaving such officer responsible for personally paying the excise tax penalties imposed for “excess parachute payments.”

Additional Information on Named Executive Officer Compensation

The compensation of our CEO, Mr. Cocklin, was higher in fiscal 2015 than that of any of our other named executive officers, primarily in recognition of his level of responsibility and the competitive market data for chief executive officers of comparably sized companies in our proxy peer group. However, Mr. Cocklin participated in all the same compensation plans as the other named executive officers and was subject to the same performance measurement determinations under our annual and long-term incentive compensation plans. We do not have any individual compensation policies or plans that are not applied consistently to all of our named executive officers. We also do not have a policy under which the annual levels of compensation and the grants of both Incentive Plan and LTIP awards are adjusted each year to reflect the projected gains that may be realized by an executive officer from stock-based compensation. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below.

In addition, the HR Committee and our Board of Directors considered the results of our most recent shareholder advisory vote on executive compensation at our February 4, 2015 meeting of shareholders. Our shareholders overwhelmingly approved the compensation of our named executive officers for fiscal 2014, with over 94 percent of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board decided to continue to adhere to its pay-for-performance philosophy and did not materially change our executive compensation decisions and policies over the last fiscal year as a result of the most recent shareholders’ advisory vote on executive compensation or otherwise. However, the HR Committee and Board will continue to review our executive compensation program in the future and will consider the views of our shareholders and other developments during such review.

Competitive Executive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. Pay Governance provided our HR Committee with a comprehensive review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2015. The competitive compensation benchmarking included assessments of all elements of compensation for our named executive officers.

The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the proxy peer group. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group are selected annually by the HR Committee at its regularly-scheduled June meeting after its review of the recommendation of and presentation by Pay Governance. The HR Committee made several changes to the proxy peer group for fiscal 2015 as follows: (i) the addition of ONE Gas, Inc. and the deletion of ONEOK, Inc. after the spinoff by ONEOK, Inc. of its natural gas distribution business into ONE Gas, Inc., (ii) the addition of The Laclede Group, Inc. and TECO Energy, Inc. due to their similarities to the Company in terms of business operations, market capitalization and overall financial performance, (iii) the deletion of National Fuel Gas Company due to the change in the focus of its primary business away from natural gas distribution and (iv) the deletion of Integrys Energy Group due to its acquisition by WEC Energy Group. The companies in the proxy peer group selected for the 2015 fiscal year are as follows:

AGL Resources Inc.	Questar Corporation
CenterPoint Energy, Inc.	TECO Energy, Inc.
CMS Energy Corporation	The Laclede Group, Inc.
NiSource Inc.	Vectren Corporation
ONE Gas, Inc.	WGL Holdings, Inc.
Piedmont Natural Gas Company, Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of April 30, 2015.

	Revenues ($ Billion)	Market Cap. ($ Billion)
Minimum	1.2	2.2
Average	3.8	5.5
Maximum	9.2	13.8
Atmos Energy Corporation	4.1	5.4

To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered, on a limited basis, executive compensation benchmarking data from the latest Towers Watson U.S. CDB Energy Services Executive Compensation Survey (“energy services industry survey”) provided by Pay Governance. The companies in this survey include companies in the natural gas, nuclear and electric utilities industries. To adjust for size differences, Pay Governance employed a statistical analysis (single regression) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from such survey. The HR Committee also briefly reviewed compensation data from broader energy industry and general industry surveys provided by Pay Governance, as a secondary reference point that reflects broader pay practices.

Using primarily the proxy peer group compensation analysis, as well as limited supplemental data from the energy services industry survey, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed as the Company’s desired competitive compensation positioning. In reviewing the competitive compensation data with the current base salaries and target compensation levels of our named executive officers, the HR Committee found that base salaries, target total cash compensation, and target total direct compensation for each of our named executive officers fell at or slightly below the 50th percentile benchmarks for each element of compensation and in the aggregate.

Executive Compensation Consultant

The HR Committee has been granted through its charter the sole authority from the Board of Directors for the appointment, compensation and oversight of the Company’s executive compensation consultant. The HR Committee retained Pay Governance during the 2015 fiscal year as its consultant to assist with its responsibilities related to the Company’s compensation program for its named executive officers and Board of Directors. The HR Committee directed Pay Governance to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Pay Governance prepared reports and analyses and assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of the Company relative to competitive practices. Pay Governance also prepared a report on emerging trends and developments in executive compensation, provided recommendations regarding our executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans.

A senior consultant from Pay Governance attended all three HR Committee meetings held in fiscal 2015. Pay Governance also provided limited additional services to the Company primarily relating to a rate proceeding in one of our states during fiscal 2015, which the committee did not review or approve because the decision to engage Pay Governance to perform such services was made and approved by management in the normal course of business. Based on policies and procedures implemented by the HR Committee and by Pay Governance to ensure the objectivity and independence of the individual executive compensation consultants for Pay Governance, the committee believes that the consulting advice it received during the fiscal year from Pay Governance and its individual consultants was objective, not influenced by any other relationships Pay Governance had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards and other facts and circumstances and concluded that both Pay Governance and its individual consultants were independent from the Company.

Management’s Role in Setting Named Executive Officer Compensation

The HR Committee and Mr. Cocklin, our CEO, met with representatives of Pay Governance at the beginning of fiscal 2015 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Cocklin meet with representatives of Pay Governance regarding his own compensation. The only other named executive officer of the Company who regularly worked with Pay Governance during fiscal 2015 was the Executive Vice President, Mr. Haefner. For fiscal 2015, Mr. Cocklin recommended to the HR Committee compensation for Messrs. Haefner, Eckert, Sweetin and Gregory, while Pay Governance provided to the committee general guidance and competitive compensation data for Mr. Cocklin.

Mr. Cocklin may be present during a portion of the HR Committee’s meetings on executive compensation. However, Mr. Cocklin (along with any other named executive officers in attendance at HR Committee meetings), is excused when the compensation of such named executive officers is discussed and decisions regarding their compensation are reached by the committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the CEO and the other named executive officers are approved by the Board.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers, which are voluntary and are intended to be achieved by each such named executive officer over the course of five years. The HR Committee believes that executive share ownership promotes better alignment of the interests of our named executive officers with those of our shareholders and it monitors compliance with the ownership guidelines each year. Our CEO has a guideline to reach a share ownership position with a value of at least five times his base salary, with each of the remaining named executive officers having a guideline to reach a share ownership position with a value of at least three times their respective annual base salaries (increased by the Board in May 2015 from 2.5 times their base salaries). The share ownership positions include all shares held directly or indirectly, including grants of unvested time-lapse RSUs but not including grants of unvested performance-based RSUs. Each of the named executive officers serving as of the end of fiscal 2015 had achieved his individual ownership objective as of that time.

Executive Compensation-Related Policies

Executive Compensation Recoupment Policy.    Our Board of Directors has adopted an executive compensation recoupment policy or “clawback policy,” which provides for the recoupment by the Company under certain circumstances of awards of incentive compensation, including annual cash incentive compensation, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than salary. This policy applies to any current or former employee holding (or in certain cases, who held) a position of division president, corporate vice president or above.

First, in the event of an accounting restatement of the Company’s previously issued financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will seek recovery from any such current or former officer who received any awards paid or granted during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid or granted to the officer under the accounting restatement.

Next, in the event of an accounting restatement as a result of errors, omission, fraud or other causes, the HR Committee shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company recover all or a portion of any award from one or more officers with respect to any fiscal year in which the Company’s financial results are negatively affected by such restatement. If (a) the payment, grant or vesting of any award(s) is based upon the achievement of financial results that are subsequently restated or (b) a lower payment, award value or vesting would have occurred based upon the restated financial results, the HR Committee may seek to recoup, and such officer shall forfeit or repay, all or any portion of such excess compensation as the committee deems appropriate.

Finally, if the HR Committee determines that an officer engaged in an act of fraud or misconduct that contributed to the need for an accounting restatement, the committee may, in its discretion, recover and the officer shall forfeit or repay, all of such officer’s awards for the relevant period, plus a reasonable rate of interest. The recoupment pursuant to this policy of any awards of incentive compensation from an officer will not affect the Company’s right to pursue disciplinary action or dismissal, pursue any available legal remedies against such officer or its ability to recoup executive compensation under applicable laws and regulations.

Policy Prohibiting Hedging-Related Transactions.    Our Board of Directors has also adopted a policy prohibiting hedging transactions in our common stock as an amendment to our insider trading policy, which provides that no member of our Board of Directors or any employee of the Company may purchase any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock granted by us as part of compensation to employees or our common stock already held by them. In addition, the following transactions are prohibited: (i) “short sales,” which are sales of our common stock that are not then owned and (ii) trading of put options, call options or other derivatives of our common stock. Finally, no member of our Board of Directors or any named executive officer of the Company may purchase our common stock on margin or hold our common stock in a margin account, borrow against any account in which our common stock is held or otherwise pledge our common stock as collateral for a loan.

Compensation Risk Assessment

During fiscal 2015, the HR Committee engaged Pay Governance to assist the committee in assessing the risk profile of the compensation plans of the Company. Pay Governance reviewed all of the compensation plans of the Company to gauge whether any compensation plan encourages employees to engage in excessively risky behaviors detrimental to the Company and its shareholders. Our two annual incentive compensation plans are the Incentive Plan and the Variable Pay Plan

(“VPP”). Pay Governance also evaluated our long-term incentive plan, the LTIP, pursuant to which the Company grants both time-lapse restricted stock units (“RSUs”) and performance-based RSUs. The review by Pay Governance of these incentive plans included an evaluation of the plans’ design features and provisions, including such provisions as the establishment of target levels, the determination of awards, the types of performance criteria measured, the capping of maximum award opportunities, the balance between annual and long-term opportunities, the role of the HR Committee in its governance and oversight and other issues.

At the conclusion of its review and evaluation, Pay Governance reported to the HR Committee that none of these incentive compensation plans encourage our employees to engage in excessive risk-taking behavior based on the following factors:

•	The Company’s incentive compensation plans do not appear to have attributes commonly considered to be problematic or reflect poor pay practices;

•	The structure of the Company’s compensation program does not directly or indirectly incorporate unsystematic risk factors affecting the financial performance of the Company; and

•

The Company has numerous policies and practices in place intended to help mitigate potential risks, including appropriate performance metrics, long-term incentive opportunities which counterbalance short-term incentive opportunities, caps on annual incentive opportunities and stock ownership requirements for selected members of management. In particular, Pay Governance reported that the following features help to mitigate any excessive risk-taking on the part of the participants in these plans:

•	Both the Incentive Plan and the VPP place a cap on the size of any cash awards earned by any single participant during the plan year.

•

Payments under the Incentive Plan and grants of performance-based RSUs under the LTIP subject to objective, formulaic performance criteria that are reviewed and approved by the plans’ governing authority (i.e., the HR Committee) no later than during the first quarter of all performance periods under each plan.

•	Once the threshold levels are achieved, both the Incentive Plan and the LTIP use mathematical interpolation to calculate payouts between performance levels, thereby removing any payout cliffs.

•

Long-term equity incentives are granted each year to Incentive Plan participants to appropriately balance short-term interests and long-term value creation (and for named executive officers only, are subject to a TSR limitation).

•

One-half of the value of the long-term incentive opportunity is represented by performance-based RSUs, which are tied to the three fiscal year cumulative earnings per share (“EPS”) performance measures for all participants (and for the named executive officers only, are subject to a TSR limitation).

•

The Incentive Plan allows participants to make a voluntary conversion of annual cash awards, in 25 percent increments, to three-year time-lapse RSUs, with a 20 percent premium or shares of bonus stock with a five percent (5%) premium.

•

All performance targets under the Incentive Plan and the LTIP, as well as the measurement of actual performance attained under each such target, exclude any unrealized gains or losses recognized by the Company’s nonregulated operations.

•

Any potential severance compensation paid to a named executive officer in the event of a change in control does not include any federal income tax gross-up payments for the purposes of excise tax payment settlements.

•

The Company has adopted a policy for the recoupment of executive compensation (“clawback policy”) that provides for the repayment or forfeiture of any incentive awards, excluding base salary, earned due to restatement of financial statements, fraud, misconduct, or other unethical behavior.

•	The Company has adopted a policy that prohibits hedging transactions in the Company’s shares of common stock by any employee or non-employee director.

•

All officers and division presidents are subject to voluntary share ownership guidelines, which encourage the executives to own Company shares of common stock with a value equal to a multiple of their base salaries, commensurate with their positions with the Company, thereby aligning their long-term interests with the long-term interests of the Company’s shareholders.

•

For purposes of ongoing potential eligibility with respect to deductions under Section 162(m) of the Code, certain aspects of the Incentive Plan and the LTIP are subject to the approval of our shareholders at least every five years.

Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2015:

Summary Compensation Table for Fiscal Year 2015(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Kim R. Cocklin(f) President and Chief Executive Officer	2015 2014 2013	938,580 906,311 868,046	2,055,406 2,339,190 2,409,535	1,207,952 1,386,656 1,171,862	2,981,568 4,121,369 2,196,324	25,598 20,000 14,176	7,209,104 8,773,526 6,659,943

Michael E. Haefner(g) Executive Vice President	2015 2014 2013	426,689 335,879 326,132	609,221 454,319 467,104	396,607 314,047 269,059	1,688,684 825,030 228,621	13,117 13,131 17,173	3,134,318 1,942,406 1,308,089

Bret J. Eckert Senior Vice President and Chief Financial Officer	2015 2014 2013	422,566 405,324 374,769	501,050 576,526 607,890	362,562 413,430 337,292	462,460 520,323 223,178	23,002 26,748 4,602	1,771,640 1,942,351 1,547,731

Marvin L. Sweetin(h) Senior Vice President, Utility Operations	2015 2014 2013	357,449 347,077 337,006	413,397 456,135 466,393	281,134 324,517 278,030	443,315 459,257 79,130	13,012 12,769 20,565	1,508,307 1,599,755 1,181,124

Louis P. Gregory Senior Vice President, General Counsel and Corporate Secretary	2015 2014 2013	372,835 362,017 351,513	416,182 458,527 470,553	293,235 338,486 289,998	401,047 1,051,194 145,446	13,052 14,202 17,494	1,496,351 2,224,426 1,275,004

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or stock options awarded to any named executive officers in fiscal years 2015, 2014 or 2013.

(b)	In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSUs granted during fiscal 2013-2015, along with performance-based RSUs granted during fiscal 2013-2015 and excludes any estimate of forfeitures related to service vesting conditions. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation also includes the fair value of a 20 percent premium granted in connection with the time-lapse RSUs converted from the portion of incentive compensation elected to be converted by the named executive officers in the prior fiscal year. In our financial statements, we use an estimated forfeiture rate of two percent (2%) of each grant (other than special one-time grants). The fair value of time-lapse RSUs and performance-based RSUs was determined based on the fair market value on the grant date. The fair value of the stock awards reported for fiscal years 2014 and 2013 have been corrected from the amounts previously reported for those fiscal years, which inadvertently included additional values for estimated dividend equivalents for performance-based RSUs over the performance periods.

The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200 percent of the target) will be achieved during the performance period. The maximum value fair awards reported for fiscal years 2014 and 2013 below have been corrected from the amounts previously reported for those fiscal years, which inadvertently included additional values for estimated dividend equivalents.

Name	Year	Stock Awards ($)
Kim R. Cocklin	2015	1,986,059
	2014	2,280,594
	2013	2,409,535
Michael E. Haefner	2015	546,406
	2014	400,507
	2013	422,880
Bret J. Eckert	2015	501,050
	2014	576,526
	2013	607,890
Marvin L. Sweetin	2015	348,441
	2014	400,507
	2013	422,880
Louis P. Gregory	2015	348,441
	2014	400,507
	2013	422,880

(c)	The amounts shown reflect the payments attributable to performance achieved at the level of 143 percent of target EPS in fiscal 2015 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2015 under our Incentive Plan, see “Elements of Executive Compensation,” beginning on page 48. Awards under the Incentive Plan are paid in cash and are based on the participant’s annual salary as of the grant date of the award. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards either to time-lapse RSUs, with a premium equal to 20 percent of the amount converted, or to bonus stock, with a premium equal to five percent (5%) of the total amount converted, with such units being awarded under our LTIP. The amounts shown do not include incentive compensation equal to the premium of 20 percent of the value associated with the conversion to time-lapse RSUs through an election by participating named executive officers prior to the beginning of fiscal 2015, as shown in the table below. The grants of the units resulting from such conversion, which were made November 4, 2015 at a fair market value of $63.31 per share, will be reflected in the Grants of Plan-Based Awards table in our proxy statement for fiscal 2016. These units vest three years following the date of grant. The conversion elections are reflected in the table below.

Name	Incentive Plan Award ($)	Cash (%)	Amount ($)	Restricted Stock Units Elected (%)	Value of Restricted Stock Units ($)	Units (#)
Kim R. Cocklin	1,207,952	75	905,964	25	362,386	5,724
Michael E. Haefner	396,607	—	—	100	475,965	7,518
Bret J. Eckert	362,562	100	362,562	—	—	—
Marvin L. Sweetin	281,134	—	—	100	337,379	5,329
Louis P. Gregory	293,235	—	—	100	351,940	5,559

(d)	The amounts shown reflect the aggregate current year increase in pension values for each named executive officer, other than Mr. Eckert, based on the change in the present value of the benefit as presented in the “Retirement Plans Table for Fiscal Year 2015” beginning on page 67. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2014 and September 30, 2015 measurement dates. For Mr. Eckert, the change in present value reflects the increase in his Supplemental Executive Retirement Plan (“SERP”) pension benefit and an increase in the value of his FAC contributions benefit earned under our RSP.

(e)	The components of “All Other Compensation” are reflected in the table below. The total amounts reported for fiscal years 2014 and 2013 have been corrected from the amounts previously reported for those years, which inadvertently included the total amount of dividend equivalents paid on time-lapse RSUs during each such fiscal year.

(f)	Subsequent to the end of the 2015 fiscal year, Mr. Cocklin was appointed to the newly created stand-alone position of Chief Executive Officer, effective October 1, 2015.

(g)	Subsequent to the end of the 2015 fiscal year, Mr. Haefner was appointed President and Chief Operating Officer, effective October 1, 2015.

(h)	Subsequent to the end of the 2015 fiscal year, Mr. Sweetin was appointed Senior Vice President, Safety and Enterprise Services, effective October 1, 2015.

All Other Compensation

for Fiscal Year 2015

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Financial Planning ($)(a)	Perquisites ($)(b)	Total ($)
Kim R. Cocklin	10,546	1,856	13,196	—	25,598
Michael E. Haefner	10,546	1,841	730	—	13,117
Bret J. Eckert	21,146(c)	1,856	—	—	23,002
Marvin L. Sweetin	10,546	1,856	610	—	13,012
Louis P. Gregory	10,546	1,856	650	—	13,052

(a)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(b)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2015.

(c)	Includes FAC contributions under the RSP of $10,600.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan-based awards to the named executive officers during fiscal 2015:

Grants of Plan-Based Awards for Fiscal Year 2015(a)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kim R. Cocklin
Incentive Plan	10/01/14	422,361	844,722	1,689,444	—	—	—	—	—
Restricted Stock Units	11/04/14	—	—	—	—	—	—	1,295	69,346(d)
Restricted Stock Units	05/05/15	—	—	—	—	—	—	18,610	993,030
PBR Stock Units	05/05/15	—	—	—	9,305	18,610	37,220	—	993,030

Michael E. Haefner
Incentive Plan	10/01/14	138,674	277,348	554,696	—	—	—	—	—
Restricted Stock Units	11/04/14	—	—	—	—	—	—	1,173	62,815(d)
Restricted Stock Units	05/05/15	—	—	—	—	—	—	5,120	273,203
PBR Stock Units	05/05/15	—	—	—	2,560	5,120	10,240	—	273,203

Bret J. Eckert
Incentive Plan	10/01/14	126,770	253,540	507,080	—	—	—	—	—
Restricted Stock Units	05/05/15	—	—	—	—	—	—	4,695	250,525
PBR Stock Units	05/05/15	—	—	—	2,348	4,695	9,390	—	250,525

Marvin L. Sweetin
Incentive Plan	10/01/14	98,299	196,597	393,194	—	—	—	—	—
Restricted Stock Units	11/04/14	—	—	—	—	—	—	1,213	64,957(d)
Restricted Stock Units	05/05/15	—	—	—	—	—	—	3,265	174,220
PBR Stock Units	05/05/15	—	—	—	1,633	3,265	6,530	—	174,220

Louis P. Gregory
Incentive Plan	10/01/14	102,530	205,060	410,120	—	—	—	—	—
Restricted Stock Units	11/04/14	—	—	—	—	—	—	1,265	67,742(d)
Restricted Stock Units	05/05/15	—	—	—	—	—	—	3,265	174,220
PBR Stock Units	05/05/15	—	—	—	1,633	3,265	6,530	—	174,220

(a)	No stock options were awarded to any named executive officer in fiscal 2015.

(b)	The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary as of the date presented. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts earned by the named executive officers in fiscal 2015 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2015,” beginning on page 60.

(c)	The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2014), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2014 to September 30, 2017, payable in shares of our common stock, plus dividend equivalents payable in stock or cash. The grant date fair market value on May 5, 2015 of $53.36 is reflected at the target level of performance.

(d)	The grant date fair value amounts reflect the 20 percent value premium received pursuant to an election under the Incentive Plan to convert all or a portion of incentive compensation earned for fiscal 2014 to time-lapse RSUs granted under our LTIP. Such RSUs were granted at the fair market value of $53.55 on the date of grant on November 4, 2014.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2015:

Outstanding Equity Awards at Fiscal Year-End for 2015(a)

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Kim R. Cocklin	84,017	4,848,621	40,960	2,363,802
Michael E. Haefner	35,640	2,056,784	9,045	521,987
Bret J. Eckert	17,245	995,209	10,345	597,010
Marvin L. Sweetin	34,143	1,970,393	7,190	414,935
Louis P. Gregory	35,482	2,047,666	7,190	414,935

(a)	There were no securities underlying either unexercised stock options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2015. This table does not include amounts of time-lapse RSUs that were granted in November 2015 as a result of elections by the named executive officers to convert all or a portion of incentive compensation attributable to fiscal 2015. However, it does include amounts of time-lapse RSUs that were granted in November 2014 as a result of elections by the named executive officers to convert all or a portion of their incentive compensation attributable to fiscal 2014.

(b)	Represents time-lapse RSUs, which generally vest three years from the date of grant, as reflected in the next table.

(c)	Market value is based on the closing price of our common stock of $57.71, as reported on the NYSE Consolidated Tape on September 30, 2015.

(d)	Represents performance-based RSUs. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2015” table, beginning on page 63, for a discussion of the vesting terms of our performance-based RSUs. Based on our performance through September 30, 2015, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 65.

Time-Lapse Restricted Stock Units Vesting Schedule(a)

Name	11-06-15(b)	4-30-16(c)	11-05-16(b)	5-06-17(c)	11-04-17(b)	5-05-18(c)	Total
Kim R. Cocklin	—	27,350	7,938	22,350	7,769	18,610	84,017
Michael E. Haefner	7,467	4,800	7,290	3,925	7,038	5,120	35,640
Bret J. Eckert	—	6,900	—	5,650	—	4,695	17,245
Marvin L. Sweetin	7,345	4,800	7,534	3,925	7,274	3,265	34,143
Louis P. Gregory	8,048	4,800	7,858	3,925	7,586	3,265	35,482

(a)	This table does not include amounts of time-lapse RSUs that were granted in November 2015 as a result of elections by the named executive officers to convert all or a portion of incentive compensation received for fiscal 2015.

(b)	The amounts represent time-lapse RSUs granted under our LTIP as a result of the participant’s election to convert all or a portion of his Incentive Plan payment attributable to prior fiscal years.

(c)	The amounts represent time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	9-30-16	9-30-17	Total
Kim R. Cocklin	22,350	18,610	40,960
Michael E. Haefner	3,925	5,120	9,045
Bret J. Eckert	5,650	4,695	10,345
Marvin L. Sweetin	3,925	3,265	7,190
Louis P. Gregory	3,925	3,265	7,190

(a)	The amounts represent performance-based RSUs, assuming the target level of performance, which vest at the end of each applicable three fiscal year performance period. Although these units vest at the dates indicated, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period, along with dividend equivalents for the performance period payable in the form of cash or additional units, is finally determined and approved by the Board at its November meeting each year.

Vested Common Stock

The following table sets forth the vested common stock received by the named executive officers during fiscal 2015:

Stock Vested for Fiscal Year 2015

Name	Stock Awards(a)
	Stock Awards (#)(b)	Value Realized on Vesting ($)(c)
Kim R. Cocklin	96,360	5,721,375
Michael E. Haefner	21,871	1,273,172
Bret J. Eckert	21,100	1,257,585
Marvin L. Sweetin	18,074	1,067,185
Louis P. Gregory	22,491	1,306,807

(a)	The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. Such amounts of shares withheld are not reflected in the table above.

(b)	Includes shares that vested during fiscal 2015 attributable to time-lapse RSUs as well as performance-based RSUs at the 200% level of performance for the fiscal 2013-15 performance period.

(c)	The value received on vesting represents the fair market value of the shares received on the following dates: $54.25 on November 7, 2014; $54.19 on May 1, 2015; $52.59 on June 4, 2015 and $63.31 on November 4, 2015.

Retirement Plans

Pension Account Plan.    Our PAP is a qualified, cash balance defined benefit pension plan under both the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The plan covers a majority of our employees, including all named executive officers, other than Mr. Eckert, since he joined the Company after September 30, 2010 and was not eligible to participate in the PAP. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under our retirement plan are not offset by Social Security benefits. Under the Code, the annual compensation of each employee to be taken into account under our retirement plan for 2015 cannot exceed $265,000.

The amount of eligible earnings utilized under the PAP generally includes base salary earned, deferrals to the RSP and Code Section 125 (“cafeteria plan”) reductions, while it excludes (i) any imputed income attributable primarily to Company-provided life insurance or financial planning services and (ii) all incentive compensation, as well as expense reimbursements. All participants may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2015,” beginning on page 60, would be considered eligible compensation in determining benefits, subject to applicable limitations under the Code.

Retirement Savings Plan.    The RSP is a defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax contributions to the RSP based on the amount of eligible earnings, which is composed generally of base salary earned, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes (i) any imputed income attributable primarily to Company-provided life insurance or financial planning services and (ii) all incentive compensation, as well as expense reimbursements. Upon the completion of one year of employment, the Company matches a participant’s contribution up to four percent (4%) of eligible earnings. Effective January 1, 2011, the RSP was amended to also include a FAC contribution, which is equal to four percent (4%) of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Eligible participants begin receiving the FAC contribution after one year of employment. All participants are immediately vested in their contributions to the RSP and matching Company contributions. Participants are vested in the FAC contributions component of their RSP account balances after three continuous years of employment.

Supplemental Executive Retirement Plan.    All named executive officers participate in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to most officers and division presidents. For any participant in the SERP prior to November 2008, the SERP provides that an officer or division president who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, subject to reductions for less than ten years of employment and for retirement prior to age 62. The Board amended the SERP in November 2008 to provide that any participant who begins participation in the SERP after November 2008 must have participated in the SERP for at least three years and attained age 55 to receive the same benefits, subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62.

The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2015 for each of the named executive officers listed in the Summary Compensation Table is as follows: Mr. Cocklin, $2,202,343; Mr. Haefner, $869,107; Mr. Eckert, $797,386; Mr. Sweetin, $655,160; and Mr. Gregory, $683,361.

Each of such named executive officers has also entered into a participation agreement with the Company as required by the SERP, which provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest if: (a) the plan is terminated by the Company; (b) the plan is amended by the Company, resulting in a decrease in the benefits otherwise payable to the participant; (c) the participant’s employment is terminated by the Company for any reason other than “cause;” (d) the participant’s participation in the plan is terminated by the Company for any reason other than “cause” prior to the participant’s termination of employment; (e) within any time during the three-year period following a “change of control” of the Company (as such term is defined in the plan), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” or (ii) the participant is demoted or reassigned to a position that would cause him to cease to be eligible for participation in the plan; or (f) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), if (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” at the request of a party to a pending transaction that would constitute a “change in control,” if and when the transaction were consummated or (ii) the participant’s participation in the plan is terminated for any reason other than “cause” prior to the participant’s termination of employment. The participation agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the SERP.

Retirement Plans Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers including the number of years of service credited to each such named executive officer under our PAP, RSP and SERP as applicable, along with the total amount of payments made during fiscal 2015 under the PAP. See the discussion under “Pension Account Plan,” beginning on page 65, and “Supplemental Executive Retirement Plan,” beginning on page 66, for more information on these plans. As discussed above under “Supplemental Executive Retirement Plan,” each of the named executive officers, other than Mr. Eckert, will receive a benefit under both the PAP and the SERP, the present values of which are presented in the table below. We used the following assumptions in calculating the present value of accumulated benefits for the PAP and the SERP:

Retirement Plans Table for Fiscal Year 2015

• Retirement age:	(a) 65, or current age if later, for the PAP and (b) 62, or current age if later, for the Company’s SERP

• Discount Rate:	4.55 percent

• Postretirement mortality:	Use of the applicable mortality table for 2015, as defined in Code Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Kim R. Cocklin(a)	Pension Account Plan	9.33	223,214	—
	Supplemental Executive Retirement Plan	9.33	15,949,737	—
Michael E. Haefner(b)	Pension Account Plan	7.25	147,048	—
	Supplemental Executive Retirement Plan	7.25	3,911,018	—
Bret J. Eckert(c)	Retirement Savings Plan & Trust	3.25	33,917	—
	Supplemental Executive Retirement Plan	3.25	1,172,044	—
Marvin L. Sweetin(d)	Pension Account Plan	15.33	233,866	—
	Supplemental Executive Retirement Plan	3.83	943,583	—
Louis P. Gregory(b)	Pension Account Plan	15.00	365,816	—
	Supplemental Executive Retirement Plan	15.00	5,303,360	—

(a)	Mr. Cocklin is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP. Unreduced SERP benefits are available after 10 years of service.

(b)	Messrs. Haefner and Gregory are eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(c)	Mr. Eckert participates in the RSP rather than the PAP since he joined the Company after September 30, 2010. The amount shown is the present value of the accumulated FAC contributions in his RSP account as of September 30, 2015. Upon attainment of age 55, Mr. Eckert will be eligible for early retirement with a reduced benefit under the SERP.

(d)	Mr. Sweetin is eligible for early commencement of an immediate PAP benefit. Upon attainment of age 55, Mr. Sweetin will be eligible for early retirement with a reduced benefit under the SERP.

Change in Control Severance Agreements

We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such named executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each such named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest awards under such plan (b) for an executive officer participating in the PAP, the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP or (c) for an executive officer not participating in the PAP (i) an amount that is actuarially equivalent to an additional three years of FAC contributions under the RSP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B, for a period of 18 months from the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits to him for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or his employment is terminated by retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. As a result, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the Code, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our common stock;

•	on the date that a person acquires or has acquired over a 12-month period ownership of our common stock possessing 30 percent or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) at least 40 percent of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50 percent of the total value or voting power of our common stock before such acquisition.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Board that specifically identifies the manner in which the Board believes that the employee has not substantially performed his duties or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4)  of the entire membership of our Board at a meeting called and held for such determination.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during his term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination for Cause.” Such amounts include:

•	amount of accrued but unpaid base salary;

•	amounts contributed under, or otherwise vested in our RSP; and

•	amounts accrued and vested through our PAP and SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer (only Messrs. Cocklin, Gregory and Haefner are eligible for retirement), in addition to the items identified above, such named executive officer will be entitled to receive:

•

a pro rata portion, at the end of the three-year performance period of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and

•

upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will be entitled to receive:

•

a pro rata portion, based on the number of months completed of such performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;

•	shares of our common stock equal to the number of cumulative time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and

•	payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.

Payments Made Upon Voluntary Termination or Termination Without Cause.    In the event of a voluntary termination or termination without cause for Messrs. Eckert or Sweetin (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.

Payments Made Upon Termination for Cause.    The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP would be payable. In addition, all outstanding grants of time-lapse RSUs and performance-based RSUs, as well as any unvested FAC contributions under the RSP, would be forfeited by all named executive officers.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements,” beginning on page 68, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon Change in Control,” we assume the named executive officers would pay any related excise tax penalties. The severance agreement for each such named executive officer provides that the Company will pay such named executive officer a lump sum severance payment as described above in “Change in Control Severance Agreements.”

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability, retirement, termination for cause, or termination of employment following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2015 and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Kim R. Cocklin	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	5,505,859
Equity
Time-Lapse Restricted Stock Units	4,888,109	4,888,109	4,888,109	—	4,888,109
Performance-Based Restricted Stock Units	1,300,281	1,300,281	1,300,281	—	1,300,281
Total	6,188,390	6,188,390	6,188,390	—	6,188,390
Retirement Benefits
Pension Account Plan	199,675	269,257	199,675	199,675	267,010
Supplemental Executive Retirement Plan	20,328,624	16,055,835	16,877,112	—	18,605,501
Retirement Savings Plan	455,367	455,367	455,367	455,367	485,247
Total	20,983,666	16,780,459	17,532,154	655,042	19,357,758
Other Benefits
Health & Welfare	—	—	—	—	24,845
Total	27,172,056	22,968,849	23,720,544	655,042	31,076,852

Michael E. Haefner	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	2,172,769
Equity
Time-Lapse Restricted Stock Units	2,073,535	2,073,535	2,073,535	—	2,073,535
Performance-Based Restricted Stock Units	266,382	266,382	266,382	—	266,382
Total	2,339,917	2,339,917	2,339,917	—	2,339,917
Retirement Benefits
Pension Account Plan	129,935	355,854	129,935	129,935	182,133
Supplemental Executive Retirement Plan	8,492,301	6,392,832	3,888,133	—	8,564,011
Retirement Savings Plan	392,543	392,543	392,543	392,543	422,423
Total	9,014,779	7,141,229	4,410,611	522,478	9,168,567
Other Benefits
Health & Welfare	—	—	—	—	32,294
Total	11,354,696	9,481,146	6,750,528	522,478	13,713,547

Bret J. Eckert	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	1,993,465
Equity
Time-Lapse Restricted Stock Units	1,003,314	1,003,314	—	—	1,003,314
Performance-Based Restricted Stock Units	328,510	328,510	—	—	328,510
Total	1,331,824	1,331,824	—	—	1,331,824
Retirement Benefits
Pension Account Plan	—	—	—	—	—
Supplemental Executive Retirement Plan	8,767,706	4,898,039	—	—	6,090,816
Retirement Savings Plan	76,119	76,119	76,119	76,119	135,879
Total	8,843,825	4,974,158	76,119	76,119	6,226,695
Other Benefits
Health & Welfare	—	—	—	—	32,613
Total	10,175,649	6,305,982	76,119	76,119	9,584,597

Marvin L. Sweetin	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	1,637,901
Equity
Time-Lapse Restricted Stock Units	1,986,440	1,986,440	—	—	1,986,440
Performance-Based Restricted Stock Units	228,283	228,283	—	—	228,283
Total	2,214,723	2,214,723	—	—	2,214,723
Retirement Benefits
Pension Account Plan	205,919	519,361	205,919	205,919	258,117
Supplemental Executive Retirement Plan	6,657,412	3,251,889	—	—	5,761,277
Retirement Savings Plan	671,948	671,948	671,948	671,948	701,828
Total	7,535,279	4,443,198	877,867	877,867	6,721,222
Other Benefits
Health & Welfare	—	—	—	—	32,613
Total	9,750,002	6,657,921	877,867	877,867	10,606,459

Louis P. Gregory	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	1,708,404
Equity
Time-Lapse Restricted Stock Units	2,064,343	2,064,343	2,064,343	—	2,064,343
Performance-Based Restricted Stock Units	228,283	228,283	228,283	—	228,283
Total	2,292,626	2,292,626	2,292,626	—	2,292,626
Retirement Benefits
Pension Account Plan	325,306	517,784	325,306	325,306	392,641
Supplemental Executive Retirement Plan	6,290,783	5,936,090	5,759,158	—	6,043,486
Retirement Savings Plan	992,015	992,015	992,015	992,015	1,021,895
Total	7,608,104	7,445,889	7,076,479	1,317,321	7,458,022
Other Benefits
Health & Welfare	—	—	—	—	32,613
Total	9,900,730	9,738,515	9,369,105	1,317,321	11,491,665

In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer pursuant to a change in control.

Termination Upon Death.    The SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse;

•

a temporary life annuity benefit of 25 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years;

•	the PAP plan benefit equal to the account balance at the time of death; and

•	the RSP plan benefit equal to the account balance at the time of death.

Termination Upon Disability.    The SERP benefit is the sum of the following:

•

a monthly benefit based on 60 percent of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years;

•	regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years;

•	the PAP plan benefit equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.    At September 30, 2015, only Messrs. Cocklin, Gregory and Haefner were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP or the FAC contributions portion of the RSP, as applicable, which would be reduced if retirement were to occur prior to age 62 or the service period in the SERP were less than ten years. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit equal to the account balance at the time of retirement; and

•	the RSP plan benefit equal to the account balance at the time of retirement.

Termination Upon Change in Control.    The SERP benefit upon termination pursuant to a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62;

•	the named executive officer is immediately vested in the accrued benefit;

•	the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•

the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions (and for Mr. Eckert only, an additional three years of FAC contributions).

Health and Welfare Benefits.    The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer pursuant to a change in control. The supplemental health and welfare benefits reported in the tables above represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

OTHER MATTERS

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 3, 2016, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 10, 2015, who shall continue to be entitled to vote at the annual meeting. In addition, such shareholder must mail a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 15, 2016, the 25th day following the day on which notice of the meeting is to be sent, December 21, 2015. Any such proposal must also include the information required by the Company’s bylaws. In addition, in the event a shareholder intends to present a proposal at our 2017 annual meeting of shareholders, if such proposal is to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 23, 2016 and it must be prepared according to applicable law, as determined by the Company.

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his or her judgment on such matters. The proxy confers discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting.

Annual Report

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, including the financial statements and the financial statement schedules included therein, free of charge on our website or by contacting us as noted below. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, or our Annual Report on Form 10-K, please visit our website at www.atmosenergy.com, call Investor Relations at 972-855-3792 or mail your written request to Investor Relations, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205.

By Order of the Board of Directors,

Louis P. Gregory

Senior Vice President, General Counsel

and Corporate Secretary

Dallas, Texas

December 21, 2015

APPENDIX A

ATMOS ENERGY CORPORATION

1998 LONG-TERM INCENTIVE PLAN

(as amended and restated February 3, 2016)

The Atmos Energy Corporation 1998 Long-Term Incentive Plan (hereinafter called the “Plan”) was adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”) on August 12, 1998 to be effective October 1, 1998. The Plan, which was originally approved by the Company’s shareholders on February 10, 1999, has been subsequently amended and restated, with the last such amendment and restatement being approved by the shareholders on February 9, 2011. The Plan was further amended by the Board of Directors on November 4, 2015, with the amendments relating to the number of shares available under the Plan and the term of the Plan being required to be submitted to the Company’s shareholders for approval at the annual meeting of shareholders on February 3, 2016.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of able persons as employees of the Company and its Subsidiaries and as Non-employee Directors (as herein defined), to provide such persons with a proprietary interest in the Company through the granting of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock, to motivate employees and Non-employee Directors using performance-related incentives linked to longer-range performance goals and the interests of the Company’s shareholders and to provide Non-employee Directors the option to receive all or part of their Fee (as defined below) in the Company’s common stock, whether granted singly, or in combination, or in tandem, that will

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company;

(c) provide a means through which the Company may attract able persons as employees and Non-employee Directors; and

(d) to increase the proprietary interest of the Non-employee Directors in the Company’s long-term prospects and the strategic growth of its business.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee. Further, any Awards granted under the Plan to a Non-employee Director shall be solely to compensate said Director for his services to the Company as a Non-employee Director.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Award” means the grant of any Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Bonus Stock or other

Stock Unit Award whether granted singly, in combination or in tandem (each individually referred to herein as an “Incentive”). “Award” also means any Incentive to which an award under the Management Incentive Plan is made or converted.

2.2 “Award Agreement” means a written agreement between a Participant and the Company, which sets out the terms of the grant of an Award.

2.3 “Award Period” means the period during which one or more Incentives granted under an Award may be exercised or earned.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus Stock” means an Award granted pursuant to Section 6.8 of the Plan expressed as a share of Common Stock which may or may not be subject to restrictions.

2.6 (a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership.    A change in ownership of the Company occurs on the date of consummation of any transaction under which any “Person” (as defined in Section 2.6(b) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii) Change in Effective Control.    Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A) the date of consummation of any transaction under which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Change in Ownership of Substantial Portion of Assets.    A change in the ownership of a substantial portion of the Company’s assets occurs on the date of consummation of any transaction under which a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b) For purposes of subparagraph (a) above,

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c) The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 2.6 shall be in compliance with the requirements of said Code Section and said Regulations.

2.7 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.8 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.9 “Common Stock” means the common stock, with no par value (stated value of $.005 per share), which the Company is currently authorized to issue or may in the future be authorized to issue.

2.10 “Company” means Atmos Energy Corporation, a Texas and Virginia corporation, and any successor entity.

2.11 “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes will have remuneration in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

2.12 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the 1934 Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of shareholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.13 “Election” means a Non-employee Director’s delivery of written notice of election to the Corporate Secretary of the Company electing to receive his or her Fee or a portion thereof in the form of Common Stock.

2.14 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.15 “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.16 “Fee” means the annual retainer fee (paid in quarterly installments) earned by a Non-employee Director for his or her service as a member of the Board during a Fiscal Year or portion thereof.

2.17 “Fiscal Year” means the 12-month period beginning October 1st of any year and ending September 30th of the following year.

2.18 “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.19 “Management Incentive Plan” means the Atmos Energy Corporation Annual Incentive Plan for Management, as amended from time to time.

2.20 “Non-employee Director” means a member of the Board who is not an Employee and who satisfies the requirements of Rule 16b-3(b)(3) promulgated under the 1934 Act or any successor provision.

2.21 “Non-qualified Stock Option” or “NQSO” means a non-qualified stock option, granted pursuant to this Plan.

2.22 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.23 “Participant” shall mean an Employee or Non-employee Director to whom an Award is granted under this Plan.

2.24 “Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

2.25 “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.26 “Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.27 “Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the value of Common Stock in a manner deemed appropriate by the Committee and described in the Agreement.

2.28 “Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Award Agreement.

2.29 “Plan” means The Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended from time to time.

2.30 “Quarter” means the 3-month period beginning October 1, January 1, April 1, or July 1 of each Fiscal Year.

2.31 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the 1934 Act.

2.32 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.33 “Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire Common Stock, which may or may not be subject to restrictions, contingently awarded under Section 6.4 of the Plan.

2.34 “Retirement” means any Termination of Service solely due to retirement upon attainment of age 65, or permitted early retirement as determined by the Committee.

2.35 “SAR” means the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the SAR Price for such shares.

2.36 “SAR Price” means the Fair Market Value of each share of Common Stock covered by an SAR, determined on the Date of Grant of the SAR.

2.37 “Stock Option” means a Non-qualified Stock Option or an Incentive Stock Option.

2.38 “Stock Unit Award” means awards of Common Stock or other awards pursuant to Section 6.9 hereof that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other securities of the Company.

2.39 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.40 “Termination of Service” means with respect to each Participant who is an Employee or Non-employee Director a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto.

2.41 “Total and Permanent Disability” means the termination of a Participant’s active employment with the Company on account of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for which the employee is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Human Resources Committee of the Board (the “Committee”) unless otherwise determined by the Board. If said Human Resources Committee does not so serve, the Committee shall consist of not fewer than two persons; any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m) of the Code, shall be limited to those members of the Board who are Non-employee Directors and who are “outside directors” under Section 162(m). The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan, including, but not limited to, any rights of the Committee to cancel or rescind any such Award. The Committee shall determine whether an Award shall include one type of Incentive, two or more Incentives granted in combination, or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive).

The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) and any Non-employee Director is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee or any Non-employee Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, different Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees or Non-employee Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees and Non-employee Directors who receive, or are eligible to receive, Awards under the Plan. In addition, each Non-employee Director shall be entitled to make Elections as provided in Article 12.

ARTICLE 5

SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Articles 15 and 16, the cumulative maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan and Elections made by Non-employee Directors pursuant to Article 12 is (a) 11,200,000 shares; including (b) shares of Common Stock previously subject to Awards which are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of Common Stock, or exchanged for Awards that do not involve Common Stock, or expired unexercised.

Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

ARTICLE 6

GRANT OF AWARDS

6.1 In General.    The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of 30 days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

6.2 Maximum ISO Grants.    The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan, which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option shall be a Non-qualified Stock Option. The Committee may not grant Incentive Stock Options to Non-employee Directors.

6.3 Maximum Individual Grants.    No Participant may receive during any fiscal year of the Company Awards of Stock Options and SARs covering an aggregate of more than five hundred thousand (500,000) shares of Common Stock.

6.4 Restricted Stock/Restricted Stock Units.    If Restricted Stock and/or Restricted Stock Units are granted to a Participant under an Award, the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock and/or the number of Restricted Stock Units awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and/or Restricted Stock Units, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock and/or Restricted Stock Units, which shall be consistent with this Plan. The provisions of Restricted Stock and/or Restricted Stock Units need not be the same with respect to each Participant.

(a) Legend on Shares.    Each Participant who is awarded Restricted Stock shall be issued a stock certificate or certificates in respect of such shares of Common Stock. Such certificate(s) shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 18.12 of the Plan. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that the Participant deliver to the Committee a stock power or stock powers, endorsed in blank, relating to the shares of Restricted Stock.

(b) Restrictions and Conditions.    Shares of Restricted Stock and Restricted Stock Units shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock and/or Restricted Stock Units. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock and/or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in subparagraph (i) above or in Section 6.7(d) of the Plan, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that (x) each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (y) such provisions regarding returns and transfers of stock certificates with respect to forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

(iii) The Restriction Period of Restricted Stock and/or Restricted Stock Units shall commence on the Date of Grant and, subject to Article 16 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock and/or Restricted Stock Units, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable Performance Measurements, as may be determined by the Committee in its sole discretion.

(iv) Subject to the provisions of the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock and/or Restricted Stock Units shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock and/or Restricted Stock Units, the Company shall, as soon as practicable after the event causing forfeiture (but in any event within 5 business days), pay to the Participant, in cash, an amount equal to the total consideration paid by the Participant for such forfeited shares and/or units. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SAR.    An SAR shall entitle the Participant at his election to surrender to the Company the SAR, or portion thereof, as the Participant shall choose, and to receive from the Company in exchange therefor cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share over the SAR Price per share specified in such SAR, multiplied by the total number of shares of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

6.6 Tandem Awards.    The Committee may grant two or more Incentives in one Award in the form of a “tandem award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and an SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of 100 shares of Common Stock.

6.7 Performance Based Awards.

(a) Grant of Performance Awards.    The Committee may issue Performance Awards in the form of either Performance Units or Performance Shares to Participants subject to the Performance Goals and Performance Period as it shall determine. The terms and conditions of each Performance Award will be set forth in the related Award Agreement. The Committee shall have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant. Participants receiving Performance Awards are not required to pay the Company thereof (except for applicable tax withholding) other than the rendering of services.

(b) Value of Performance Awards.    The Committee shall set performance goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary which employs him or her, may be based on the division which employs him or her, may be based on the performance of the Company generally, or a combination of the foregoing. The Performance Goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such Performance Goals are met will determine the value of the Performance Unit or Performance Share to the Participant.

(c) Form of Payment.    Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in a lump sum or installments in cash, shares of Common Stock, or a combination thereof as determined by the Committee.

(d) Restriction on Payment of Dividends or Accrued Dividend Equivalents.    Notwithstanding the foregoing provisions of this Section 6.7, any Performance Awards of Restricted Stock or Restricted Stock Units or other Performance Awards based on shares of Common Stock, or in whole or in part on the value of the underlying Common Stock or other securities of the Company, may not provide for the payment of dividends or dividend equivalents during the Performance Period, but may only provide that dividends or dividend equivalents accrued during the Performance Period shall be payable at the time such Performance Awards vest and are paid.

6.8 Bonus Stock.    The Committee may award shares of Bonus Stock to Participants under the Plan without cash consideration. The Committee shall determine and indicate in the related Award Agreement whether such shares of Bonus Stock awarded under the Plan shall be unencumbered of any restrictions (other than those advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 6.7 hereof. In the event the Committee assigns any restrictions on the shares of Bonus Stock awarded under the Plan, then such shares shall be subject to at least the following restrictions:

(a) No shares of Bonus Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if such shares are subject to restrictions which have not lapsed or have not been vested.

(b) If any condition of vesting of the shares of Bonus Stock are not met, all such shares subject to such vesting shall be delivered to the Company (in a manner determined by the Committee) within 60 days of the failure to meet such conditions without any payment from the Company.

6.9 Other Stock Based Awards.

(a) Grant of Other Stock Based Awards.    The Committee may issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Unit Awards which may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the value of the underlying Common Stock or other securities. The Committee, in its sole and complete discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section 6.9 or as an Award granted pursuant to the other provisions of this Article 6, may provide to the Participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award. The Committee shall determine the terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) of the Award and shall set forth those rules in the related Award Agreement.

(b) Rules.    The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(i) Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3 under the 1934 Act, a Participant’s rights with respect to such Awards shall not vest or be exercisable until the expiration of at least six months from the Award Date. To the extent a Stock Unit Award granted under the Plan is deemed to be a derivative security within the meaning of Rule 16b-3 under the 1934 Act, it may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by laws of descent and distribution. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii) Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award be delivered without the payment of cash consideration.

(iii) The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of the Stock Unit Awards.

(iv) Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified employment period.

(v) The Committee as a result of certain circumstances, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award at the time of Award.

6.10 Recoupment of Awards in Connection with Restatements.    Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to any current or former officer, as defined in the Company’s Executive Compensation Recoupment Policy approved by the Board from time to time (the “Policy”), in connection with an Award, in the event of an accounting restatement of the Company’s previously issued financial statements, as set forth in the Policy.

ARTICLE 7

OPTION and SAR PRICING

7.1 Option Price; SAR Price.    The Option Price for any share of Common Stock which may be purchased under a Stock Option and the SAR Price for any share of Common Stock subject to an SAR shall be at least One Hundred Percent (100%) of the Fair Market Value of the share on the Date of Grant. If an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

7.2 No Repricing of Options or SARs.    The Committee may not, without the approval of the Company’s shareholders, “reprice” any Stock Option or SAR. For purposes of this Section 7.2, “reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option or SAR to reduce its exercise price or base price, (ii) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award with an exercise price or base price less than the exercise price or base price of the original Stock Option or SAR, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 7.2 shall prevent the Committee from making adjustments pursuant to Article 15, from exchanging or cancelling Incentives pursuant to Article 16, or substituting Incentives in accordance with Article 18.

ARTICLE 8

AWARD PERIOD; VESTING

8.1 Award Period.    Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award

Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service in accordance with this Article 8 and Article 9. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

8.2 Vesting.    The Committee, in its sole discretion, may determine that an Incentive will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be exercised.

ARTICLE 9

TERMINATION OF SERVICE

In the event of Termination of Service of a Participant, an Incentive may only be exercised as determined by the Committee and provided in the Award Agreement.

ARTICLE 10

EXERCISE OF INCENTIVE

10.1 In General.    A vested Incentive may be exercised during its Award Period, subject to limitations and restrictions set forth therein and in Article 9. A vested Incentive may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms, conditions, and restrictions of the Plan.

In no event may an Incentive be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished. No Incentive may be exercised for a fractional share of Common Stock. The granting of an Incentive shall impose no obligation upon the Participant to exercise that Incentive.

(a) Stock Options.    Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so submitted.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date; provided that if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

If the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, the Participant’s right to purchase such Common Stock may be terminated by the Company.

(b) SARs.    Subject to the conditions of this Section 10.1(b) and such administrative regulations as the Committee may from time to time adopt, an SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall receive from the Company in exchange therefor cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

10.2 Disqualifying Disposition of ISO.    If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 11

SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS

Awards subject to Performance Criteria paid to Covered Participants under this Plan shall be governed by the conditions of this Article 11 in addition to the requirements of Sections 6.4, 6.7, 6.8 and 6.9 above. Should conditions set forth under this Article 11 conflict with the requirements of Sections 6.4, 6.7, 6.8 and 6.9, the conditions of this Article 11 shall prevail.

(a) All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

(b) The Performance Goals relating to Covered Participants for a Performance Period shall be established by the Committee in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:

(i) Total shareholder return;

(ii) Return on assets, equity, capital, or investment;

(iii) Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(iv) Cash flow and cash flow return on investment;

(v) Economic value added and economic profit;

(vi) Growth in earnings per share;

(vii) Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; or

(viii) Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein.

(c) The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder.

(d) The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) items that are of an unusual nature or indicate infrequency of occurrence, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m) of the Code.

(e) The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(f) The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

(g) The maximum Award that may be paid to any Covered Participant under the Plan pursuant to Sections 6.4, 6.7, 6.8 and 6.9 for any Performance Period shall be (i) if in cash, One Million Dollars ($1,000,000.00) and (ii) if in shares of Common Stock, five hundred thousand (500,000) shares.

(h) All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Article 11.

ARTICLE 12

NON-EMPLOYEE DIRECTOR FEE ELECTION

(a) Each Non-employee Director may elect to receive all or a portion (in 10% increments) of his or her Fee in shares of Common Stock by executing and delivering an Election to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding Fiscal Year in order to be effective for the Fee earned in such succeeding Fiscal Year. Each Non-employee Director must execute the election form previously approved by the Corporate Secretary in order for such Election to be effective. The election form is deemed delivered when received by the Corporate Secretary.

(b) Each Non-employee Director may elect to revoke or modify his or her Election that is then currently in effect by executing and delivering a written revocation/modification form, which must be delivered to the Corporate Secretary of the Company at least two weeks prior to the beginning of the immediately succeeding Fiscal Year in order to be effective for the Fee earned in such succeeding Fiscal Year. Each Non-employee Director must execute the revocation/modification form previously approved by the Corporate Secretary in order for such revocation/modification to be effective. This form is deemed delivered when received by the Corporate Secretary.

(c) An Election shall result in the payment of the Common Stock portion of the payment of the Fee earned in each Quarter for which the Election is effective as soon as possible following the first business day of such Quarter. The number of shares of Common Stock issued in accordance with an Election shall be equal to the amount of the Common Stock portion of the payment of the Fee that would have been paid to the Non-employee Director during a Quarter divided by the Fair Market Value of a share of Common Stock on the first business day of such Quarter. Only whole numbers of shares of Common Stock shall be issued; fractional shares shall be paid in cash. If the Election is for only a portion of the Fee, the remaining portion of the Fee to be paid in cash shall be paid at the time the cash payment would normally be paid by the Company to the Non-employee Director.

(d) The Common Stock portion of the payment of a Fee pursuant to this Article 12 shall be subject to the remaining provisions of the Plan, including but not limited to Articles 15 and 16, to the extent otherwise applicable to such Common Stock portion.

ARTICLE 13

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 13, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan and Incentives awarded under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 13 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 14

EFFECTIVE DATE AND TERM

The Plan shall be effective as set forth in Section 19.11. Unless sooner terminated by action of the Board, the Plan will terminate on September 30, 2021, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 15

CAPITAL ADJUSTMENTS

If at any time while the Plan is in effect, or Incentives are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:

(a) An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

(b) Appropriate adjustments shall be made in the number of shares of Common Stock and the Option Price thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each such instance shall remain subject to purchase at the same aggregate Option Price.

(c) Appropriate adjustments shall be made in the number of SARs and the SAR Price thereof then subject to exercise pursuant to each such SAR previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price.

(d) Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which restrictions have not yet lapsed prior to any such change.

(e) Appropriate adjustments shall be made with respect to shares of Common Stock applicable to any other Incentives previously awarded under the Plan as the Committee, in its sole discretion, deems appropriate, consistent with the event.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to (i) the number of or Option Price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan, (ii) the number of or SAR Price or SARs then subject to outstanding SARs granted under the Plan, (iii) the number of outstanding shares of Restricted Stock, or (iv) the number of shares of Common Stock otherwise payable under any other Incentive.

Upon the occurrence of each event requiring an adjustment with respect to any Incentive, the Company shall mail to each affected Participant its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 16

RECAPITALIZATION, MERGER AND

CONSOLIDATION; CHANGE IN CONTROL

(a) The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

(c) In the event of the consummation of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all Stock Options and SARs may be canceled by the Company immediately prior to the effective date of the consummation of any such reorganization, merger, consolidation, share exchange or any dissolution or liquidation of the Company by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase during the thirty (30) day period next preceding such effective date of all or any portion of all of the shares of Common Stock subject to such outstanding Incentives whether or not such Incentives are then vested or exercisable.

(d) In the event of the Termination of Service of a Participant within three years after the consummation of a Change in Control of the Company, notwithstanding any other provision in this Plan to the contrary, all unmatured installments of Incentives outstanding and not otherwise canceled in accordance with Section 16(c) above with respect to such terminated Participant, shall thereupon automatically be accelerated and exercisable in full and all Restriction Periods applicable to Awards of Restricted Stock and/or Restricted Stock Units shall automatically expire. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

ARTICLE 17

LIQUIDATION OR DISSOLUTION

In case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Prices or SAR Prices then in effect with respect to each Stock Option or SAR shall be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company’s Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.

ARTICLE 18

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER CORPORATIONS

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees of a corporation who become or are about to become Employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of stock of the employing corporation. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

ARTICLE 19

MISCELLANEOUS PROVISIONS

19.1 Investment Intent.    The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

19.2 No Right to Continued Employment.    Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

19.3 Indemnification of Board and Committee.    No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

19.4 Effect of the Plan.    Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

19.5 Compliance with Other Laws and Regulations.    Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

19.6 Tax Requirements.    The Company shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, or local taxes required by law to be withheld with respect to such payments. The Participant receiving shares of Common Stock issued under the Plan shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option or SAR pursuant to Section 19.7, the Participant who assigns the Non-qualified Stock Option or SAR shall remain subject to withholding taxes upon exercise of the Non-qualified Stock Option or SAR by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any certificate representing such shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company’s withholding a number of shares to be issued upon the exercise of a Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.

19.7 Assignability.    Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 19.7 that is not required for compliance with Section 422 of the Code. The Committee may, in its discretion, authorize all or a portion of a Non-qualified Stock Option or SAR to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Non-qualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section 19.7, and (z) subsequent transfers of transferred Non-qualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Non-qualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 10, 12, 14, 16 and 18 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Non-qualified Stock Options and SARs shall be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Non-qualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Non-qualified Stock Option or SAR that has been transferred by a Participant under this Section 19.7. A Non-employee Director making an Election pursuant to Article 12 may designate a beneficiary or beneficiaries who will receive any shares of Common Stock owed to such Non-employee Director hereunder in the event of the Non-employee Director’s death. Each Non-employee Director may make changes in the designation of a beneficiary at any time.

19.8 Use of Proceeds.    Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

19.9 Governing Law.    The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

19.10 Successors and Assigns.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

19.11 Effective Date.    The Plan became effective as of October 1, 1998. After termination of the Plan, no future Awards may be made.

19.12 Legend.    Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferrable only in accordance with that certain Atmos Energy Corporation 1998 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan shall be kept on file in the principal executive offices of the Company in Dallas, Texas.

* * * * * * * * * *

APPENDIX B

ATMOS ENERGY CORPORATION

ANNUAL INCENTIVE PLAN FOR MANAGEMENT

(as amended and restated February 3, 2016)

The Atmos Energy Corporation Annual Incentive Plan for Management (hereinafter called the “Plan”) was adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”), on August 12, 1998 to be effective October 1, 1998 and was first approved by the Company’s shareholders on February 10, 1999. The Plan has been subsequently amended and restated, with the last amendment being approved by the shareholders on February 13, 2013. The Plan was further amended by the Board of Directors on November 4, 2015, with such amendment being required to be submitted to the Company’s shareholders for approval at the annual meeting of shareholders on February 3, 2016.

ARTICLE 1

PURPOSE

The Plan is intended to provide the Company a means by which it can engender and sustain a sense of personal commitment on the part of its executives and senior managers in the continued growth, development, and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to executives and senior managers annual incentive compensation on the terms and conditions established herein.

ARTICLE 2

DEFINITIONS

For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Award” means the compensation payable under this Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and limitations established by the Committee and Plan.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Bonus Stock” or “Bonus Shares” means shares of Common Stock of the Company awarded to a Participant as permitted and pursuant to the terms of the Long-Term Incentive Plan.

2.4 (a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership.    A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.4(b)(i) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii) Change in Effective Control.    Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Change in Ownership of Substantial Portion of Assets.    A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b) For purposes of subparagraph (a) above:

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c) The provisions of this Section 2.4 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 2.4 shall be in compliance with the requirements of said Code Section and said Regulations.

2.5 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.6 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.7 “Common Stock” or “Common Shares” means the Common Stock of the Company, with no par value (stated value of $.005 per share), or such other security or right or instrument into which such common stock may be changed or converted in the future.

2.8 “Company” means Atmos Energy Corporation, a Texas and Virginia corporation, and any successor entity.

2.9 “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes may have remuneration in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

2.10 “Date of Conversion” means the date on which the Committee determines and approves Awards; this is also the effective Date of Conversion for Restricted Stock Units.

2.11 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company and any Subsidiary of the Company.

2.12 “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.13 “Long-Term Incentive Plan” is the Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended from time to time.

2.14 “Participant” means an Employee who is selected by the Committee to participate in the Plan.

2.15 “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for the Performance Period pursuant to Article V hereof, for the purpose of determining Awards under the Plan.

2.16 “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.

2.17 “Plan” means the Atmos Energy Corporation Annual Incentive Plan for Management, dated effective October 1, 1998, as amended from time to time.

2.18 “Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire shares of Common Stock of the Company, which may or may not be subject to restrictions, contingently granted to a Participant as permitted and pursuant to the terms and provisions of the Long-Term Incentive Plan.

2.19 “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

2.20 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.

2.21 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.22 “Termination of Service” occurs when a Participant who is an Employee or Non-employee Director has a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A, or any successor provision thereto, for any reason.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Human Resources Committee of the Board unless otherwise determined by the Board. If said Human Resources Committee does not so serve, the Committee shall consist of not fewer than two persons; any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m), shall be limited to those members of the Board who are Non-employee Directors and who are “outside directors” under Section 162(m). The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be made. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Section 162(m), Section 409A, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to make Awards hereunder that are no longer subject to such restrictions.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. The Committee, upon its own action, may make, but shall not be required to make, an Award to any Employee. Awards may be made by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards, and the agreements evidencing same) may be made by the Committee selectively among Employees who receive, or are eligible to receive, Awards under the Plan. Generally, an Employee must be a Participant in the Plan for a minimum of six months during the Performance Period to be eligible for a full Award for that Performance Period. However, an Employee with less than six months of participation in the Plan during a Performance Period may receive a pro rata Award at the discretion of the Committee.

ARTICLE 5

PERFORMANCE GOALS AND MEASUREMENT

5.1 Performance Goals Establishment.    Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

5.2 Awards.    Awards shall be made annually in accordance with actual performance compared to the Performance Goals previously established by the Committee for the Performance Period.

5.3 Performance Goals.    Performance Goals relating to Covered Participants for a Performance Period shall be established by the Committee in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Plan Year, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for either the Company or any of its Subsidiary organizations:

(a)	Total shareholder return;

(b)	Return on assets, equity, capital, or investment;

(c)	Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(d)	Cash flow and cash flow return on investment;

(e)	Economic value added and economic profit;

(f)	Growth in earnings per share;

(g)	Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; and/or

(h)	Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein.

5.4 Adjustments for Extraordinary Items.    The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).

5.5 Determination of Awards.    The Award and payment of any Award under this Plan to a Covered Participant with respect to the Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose. The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

ARTICLE 6

AWARDS

6.1 Timing of Awards.    At the first meeting of the Committee after the completion of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals. The first meeting of the Committee shall occur within 60 days following the completion of the Performance Period.

6.2 Form of Awards.    Awards are paid in cash within ten (10) days following the meeting described in Section 6.1. In addition, if and as the Committee so permits, prior to the commencement of the Performance Period or, in the Committee’s sole discretion, at any time on or before the date that is six (6) months before the end of the Performance Period, provided that a Participant permitted to make such a voluntary election after the commencement of the Performance Period has continuously preformed services for the Company from the beginning of such Performance Period, the Participant may voluntarily elect to convert any Award paid to him in cash in 25 percent increments, in whole or part, into the following forms:

(a) Bonus Stock.    The Participant may elect to convert all or a portion of the Award to Bonus Shares, with the value of the Bonus Shares (based on the Fair Market Value of such Bonus Shares as of the Date of Conversion) being equal to 105% of the amount of the Award. Such Bonus Shares shall be unrestricted and shall be granted pursuant to the Long-Term Incentive Plan within ten (10) days following the meeting described in Section 6.1.

(b) Restricted Stock Unit Awards.    The Participant may elect to convert all or a portion of the Award to Company Restricted Stock Units, with the value of the Restricted Stock Units (each such Unit being equal to the Fair Market Value of a share of Common Stock as of the Date of Conversion) being equal to 120% of the amount of the Award. Such Restricted Stock Units shall provide that on the date which is three (3) years from the Date of Conversion (the “Distribution Date”), but in no event later than ten (10) days following the Distribution Date, the Participant shall receive a distribution of shares of Common Stock equal in number to the number of Restricted Stock Units determined under this paragraph (b). These Restricted Stock Units will be granted as time-lapse restricted stock units pursuant to the Long-Term Incentive Plan within ten (10) days following the meeting described in Section 6.1.

6.3 Maximum Awards.    The maximum cash Award that may be made to a Covered Participant under the Plan for any Performance Period shall be $2.0 million.

ARTICLE 7

WITHHOLDING TAXES

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld with respect to such payments.

ARTICLE 8

NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

No Employee shall have any claim or right to be made an Award, and the making of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Subsidiaries. Further, the Company and its Subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee makes Awards under the Plan.

ARTICLE 9

CHANGE IN CONTROL

Immediately upon a Change in Control, notwithstanding any other provision of this Plan, all Awards for the Performance Period in which the Change in Control occurs shall be deemed earned at the maximum Performance Goal level, and the Company shall make a payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such maximum Award. The making of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

ARTICLE 10

AMENDMENT, MODIFICATION, SUSPENSION, OR TERMINATION

Subject to the limitations set forth in this Article 10, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan and Awards under the Plan to continue to comply with Section 162(m), including any successors to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon.

ARTICLE 11

GOVERNING LAW

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

ARTICLE 12

SUCCESSORS AND ASSIGNS

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

ARTICLE 13

EFFECTIVE DATE AND TERM

The Plan became effective as of October 1, 1998 and will terminate as of September 30, 2021. After termination of the Plan, no future Awards may be made.

ARTICLE 14

INTERPRETATION

The Plan is designed to comply with Section 162(m), and all provisions hereof shall be construed in a manner consistent with that intent.

ARTICLE 15

INDEMNIFICATION

No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the

Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

ARTICLE 16

SECTION 409A COMPLIANCE

To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of employment with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A and any other guidance issued thereunder) with the Company; or (B) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 16 shall be made to the Participant or the Participant’s beneficiary.

* * * * * * *

ATMOS ENERGY CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M98240-P70639-Z66689            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION
The Board of Directors recommends you vote
FOR the following listed nominees:
1. ELECTION OF DIRECTORS
Nominees:		For	Against	Abstain
1a. Robert W. Best		☐	☐	☐
1b. Kim R. Cocklin		☐	☐	☐	The Board of Directors recommends that you vote FOR proposals 2-5.		For	Against	Abstain
1c. Richard W. Douglas		☐	☐	☐	2. Proposal to amend the Company’s 1998 Long-Term Incentive Plan to increase the number of shares reserved for issuance under the Plan and to extend the term of the Plan for an additional five years.		☐	☐	☐
1d. Ruben E. Esquivel		☐	☐	☐
1e. Richard K. Gordon		☐	☐	☐
1f. Robert C. Grable		☐	☐	☐	3. Proposal to amend the Company’s Annual Incentive Plan for Management to extend the term for an additional five years.		☐	☐	☐
1g. Michael E. Haefner		☐	☐	☐
1h. Thomas C. Meredith		☐	☐	☐	4. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.		☐	☐	☐
1i. Nancy K. Quinn		☐	☐	☐
1j. Richard A. Sampson		☐	☐	☐	5. Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2015 (“Say-on-Pay”).		☐	☐	☐
1k. Stephen R. Springer		☐	☐	☐
1l. Richard Ware II		☐	☐	☐	The Board of Directors recommends that you select one (1) year as your preference on the following proposal.	1 Year	2 Years	3 Years	Abstain

					6. Proposal for an advisory vote on frequency of vote on Say-on-Pay in future years (“Say-on-Frequency”).	☐	☐	☐	☐
					For address changes and/or comments, please check this box and write them on the back where indicated				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 3, 2016

-Please Detach and Mail in Envelope Provided-

M98241-P70639-Z66689

ATMOS ENERGY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 3, 2016

The undersigned hereby appoints Robert W. Best and Nancy K. Quinn, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 9:00 a.m. Central Standard Time on February 3, 2016, at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, TX 75075, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD AND FOR PROPOSAL 2 THROUGH PROPOSAL 5. IN ADDITION, IN THE ABSENCE OF DIRECTION ON PROPOSAL 6, THIS PROXY WILL BE VOTED FOR THE ONE YEAR VOTE FREQUENCY PREFERENCE. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust (“Plan”) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee, as trustee of the Plan (“Trustee”), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned’s account under the Plan (as shown on the reverse side) at the 2016 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on February 2, 2016. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its discretion. All voting instructions for shares held in the Plan shall be confidential. State Street Bank and Trust Company (“State Street”) is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side